Exhibit 10.1

Final Execution Copy

SECURITIES PURCHASE AGREEMENT

by and among

Sizmek Technologies, Inc.,

Sizmek Inc.

and

TEGNA Inc.

November 12, 2015

TABLE OF CONTENTS
Page

ARTICLE I ASSET PURCHASE AND RELATED MATTERS	1

Section 1.1	Sale and Delivery of the Shares.	1
Section 1.2	Consideration.	1
Section 1.3	Potential Purchase Price Adjustment.	2
Section 1.4	Accounting Terms.	3

ARTICLE II CLOSING	3

Section 2.1	Location and Date.	3
Section 2.2	Closing Deliveries.	4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER	5

Section 3.1	Organization.	5
Section 3.2	Authorization; Validity.	6
Section 3.3	Capitalization.	6
Section 3.4	No Subsidiaries.	6
Section 3.5	Organizational Documents.	6
Section 3.6	Title to the Shares.	7
Section 3.7	Title to Assets.	7
Section 3.8	Condition and Sufficiency of Assets.	7
Section 3.9	No Conflicts.	7
Section 3.10	No Governmental Consents.	8
Section 3.11	Financial Statements.	8
Section 3.12	Absence of Undisclosed Liabilities.	8
Section 3.13	Accounts Receivable.	9
Section 3.14	Leases.	9
Section 3.15	Litigation.	9
Section 3.16	Significant Customers.	9
Section 3.17	Material Contracts and Commitments.	10
Section 3.18	Absence of Certain Changes.	11
Section 3.19	Compliance with Law and Privacy Codes.	12
Section 3.20	Intellectual Property.	13
Section 3.21	Service Level Warranties.	15
Section 3.22	Taxes.	15
Section 3.23	Employee Matters.	16
Section 3.24	Employee Benefit Plans.	16
Section 3.25	Permits.	20
Section 3.26	Insurance.	20
Section 3.27	Environmental Matters.	21
Section 3.28	Books and Records.	21
Section 3.29	Brokers.	21
Section 3.30	Unlawful Payments.	22
Section 3.31	Related Parties.	22
Section 3.32	Disclosure.	22

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE BUYER	22

Section 4.1	Organization.	22
Section 4.2	Authorization; Validity.	22
Section 4.3	No Conflicts.	23
Section 4.4	Investment Intent.	23
Section 4.5	Brokers.	23
Section 4.6	Litigation.	23
Section 4.7	Solvency.	23

ARTICLE V COVENANTS	24

Section 5.1	Further Assurances.	24
Section 5.2	Tax Matters.	24
Section 5.3	Employees; Benefits.	25
Section 5.4	[Reserved].	26
Section 5.5	Release by the Seller.	27
Section 5.6	Assistance with Permits and Filings.	27
Section 5.7	Public Disclosure.	27
Section 5.8	Expenses and Fees.	27
Section 5.9	Limitations on Assignability; Payments.	28
Section 5.10	Business Names.	28
Section 5.11	Preferred Provider.	28

ARTICLE VI INDEMNIFICATION	29

Section 6.1	General Indemnification by the Seller.	29
Section 6.2	General Indemnification by the Buyer.	30
Section 6.3	Limitation of Indemnification Obligations.	30
Section 6.4	Survival and Expiration of Representations, Warranties and Covenants.	31
Section 6.5	Indemnification Procedures.	32
Section 6.6	Indemnity Payments.	34
Section 6.7	Treatment of Indemnity Payments.	34
Section 6.8	Insurance Offset.	34
Section 6.9	Remedies Exclusive.	35

ARTICLE VII NON-COMPETITION AND CONFIDENTIALITY	35

Section 7.1	Prohibited Activities.	35
Section 7.2	Confidentiality.	36
Section 7.3	Reasonable Restraint.	36
Section 7.4	Severability; Reformation.	36
Section 7.5	Specific Performance.	37
Section 7.6	Independent Covenant.	37
Section 7.7	Materiality.	37

ARTICLE VIII GENERAL	37

Section 8.1	Successors and Assigns.	37
Section 8.2	Entire Agreement.	37
Section 8.3	Counterparts.	38
Section 8.4	Specific Performance; Remedies.	38
Section 8.5	Notices.	38
Section 8.6	Governing Law; Consent to Jurisdiction and Waiver of Trial by Jury.	39
Section 8.7	Severability.	40
Section 8.8	Absence of Third Party Beneficiary Rights.	41
Section 8.9	Mutual Drafting.	41
Section 8.10	Further Representations.	41
Section 8.11	Amendment; Waiver.	41
Section 8.12	Usage.	41
Section 8.13	Schedules.	42
Section 8.14	Defined Terms.	42
Section 8.15	Parent Guarantee.	50

SCHEDULES

3.1	Organization
3.7	Assets
3.9	Seller Conflicts and Consents
3.11	Financial Statements
3.12	Undisclosed Liabilities
3.13	Accounts Receivable
3.14	Leases
3.15	Litigation
3.16(a)	Significant Customers
3.16(b)	Lost Customers
3.17(a)	Material Contracts
3.17(c)	Material Contracts – Exceptions to Binding Nature
3.17(d)	Intercompany Arrangements
3.18(l)	Certain Changes – Employee Agreements
3.18(p)	Certain Changes – Assignments/Transfers
3.19	Compliance with Law and Privacy Codes
3.20(a)	Intellectual Property – Company Registrations
3.20(d)	Intellectual Property – Infringement
3.20(e)	Intellectual Property – Protection Measures
3.20(g)	Intellectual Property – Outbound Intellectual Property Agreements
3.20(h)	Intellectual Property – Inbound Intellectual Property Agreements
3.20(i)	Intellectual Property – Employee and Contractor Assignments
3.20(j)	Intellectual Property – Privacy Policies
3.21	Service Level Warranties
3.22	Taxes
3.23	Directors, Managers, Officers and Employees
3.24(b)	Company Plans
3.24(e)	Employee Benefit Plan Matters
3.24	Permits
3.25	Insurance
3.31	Related Party Contracts
7.1	Exceptions to Non-Competition

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 12, 2015, by and among Sizmek Technologies, Inc., a Delaware corporation (the “Buyer”), Sizmek Inc., a Delaware corporation (the “Parent”) and TEGNA Inc., a Delaware corporation (the “Seller”).

RECITALS

WHEREAS, the Seller currently owns all of the outstanding equity interests of Point Roll, Inc., a Delaware corporation (“Point Roll”), consisting of 89.56 shares of Point Roll’s common stock, par value $0.0001 per share (collectively, the “Shares”).

WHEREAS, the Company engages in the business of providing, as a vendor, rich media and dynamic creative ad serving technologies that enable interactivity in online advertising, such as streaming video, polling, and e-mail and data collection (the “Business”); and

WHEREAS, the Seller desires to sell all of the Shares to the Buyer, and the Buyer desires to purchase such Shares from the Seller, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE PURCHASE

Section 1.1                      Sale and Delivery of the Shares.

Upon the terms contained herein, the Seller hereby sells, assigns, conveys, transfers and delivers to the Buyer, and the Buyer hereby purchases from the Seller, all of the Shares, for the consideration set forth in Section 1.2.

Section 1.2                      Consideration.

In full consideration for the sale, assignment, conveyance, transfer and delivery of the Shares to the Buyer, the Buyer hereby agrees to pay to the Seller cash consideration in the aggregate amount of Twenty Million Dollars ($20,000,000) (as such sum may be adjusted pursuant to Section 1.3, the “Purchase Price”), payable as follows:

(a)      the Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account specified in writing by the Seller not less than three business days prior to the Closing, cash in the amount of Eleven Million dollars ($11,000,000) (the “Initial Payment”);

(b)      the Buyer shall withhold Seven Million dollars ($7,000,000) from the Purchase Price (the “Deferred Payment”) and shall retain such Deferred Payment in a segregated account for the benefit of the Seller until the first anniversary of the Closing Date (the “Deferred Payment Date”), upon which the Deferred Payment (subject to the adjustment set forth in Section 1.3) shall be released by the Buyer to the Seller, by wire transfer of immediately available funds to an account specified in writing by the Seller to the Buyer not less than three business days prior to the Deferred Payment Date; and

(c)      the Buyer shall withhold Two Million dollars ($2,000,000) from the Purchase Price (the “Indemnification Holdback Amount” and, such amount, the “Liability Cap”) and shall retain such Indemnification Holdback Amount in a segregated account for the benefit of the Seller and the Buyer (as provided herein) until the first anniversary of the Closing Date (the “Indemnification Retention Date”); provided, that on the Indemnification Retention Date, the portion of the Indemnification Holdback Amount that has not been applied against any indemnification claims arising from the Seller’s indemnification obligations hereunder or as to which indemnification has not been claimed pursuant to Article VI shall be released by the Buyer to the Seller; provided, further, that any portion of the Indemnification Holdback Amount properly retained after the Indemnification Retention Date in respect of any Claims shall promptly be released to the Seller if and when such portion of the applicable Claim is finally resolved pursuant to Section 6.5 and such amount is not indemnifiable hereunder.  All portions of the Indemnification Holdback Amount released to the Seller hereunder shall be delivered to Seller by wire transfer of immediately available funds to an account specified in writing by the Seller not less than three business days prior to the Indemnification Retention Date (or such other account as the Seller may specify in writing a reasonable period of time prior to the final resolution of any indemnification Claim).

Interest will not accrue on, and no interest shall be payable in respect of, any amount payable pursuant to this Section 1.2; provided, that if any portion of the Deferred Payment or Indemnification Holdback Amount is not paid when due under this Agreement, interest shall accrue on such defaulted amount at a rate of 5.0% per annum.

Section 1.3                      Potential Purchase Price Adjustment.

(a)      “Working Capital” means, as of the Closing, (i) the book value of the Company’s current assets, minus (ii) the book value of the Company’s current liabilities, in each case as computed in accordance with GAAP, except that (A) all liabilities under the Retained Plans, the Retention Bonuses and in respect of accrued but unpaid Transaction Costs, and all Taxes relating to the foregoing, shall be excluded, (B) any Net Debt shall be included as a current liability, (C) deferred Tax assets, deferred Tax liabilities and certain reserves for uncertain tax positions under ASC 740 or ASC 450 shall be excluded, (D) cash and cash equivalents, net of outstanding checks except where such checks have been applied to reduce a current liability, shall be excluded, (E) accounts receivable shall be included as a current asset, net of a bad debts reserve determined in accordance with the Company’s historical practices, and (F) Excluded Assets shall be excluded from current assets and liabilities pertaining to Excluded Assets shall be excluded from current liabilities.  All of the Company’s intercompany and Affiliate receivables from or liabilities to the Seller, Gannett Co., Inc. or any of their Affiliates (other than between Point Roll and Rovion) will be treated as shareholders’ equity by the parties, and all such items and any intercompany and Affiliate payables or liabilities of the Company to the Seller, Gannett Co., Inc. or any of their Affiliates (other than between Point Roll and Rovion) will be paid, or at the option of the Seller, otherwise discharged by the Seller, immediately prior to the Closing, and in each case such paid or discharged items shall be excluded from the calculation of Working Capital.

(b)      “Net Debt” means, as of the Closing, (i) the amount of indebtedness for borrowed money of the Company (including the current portion of any such indebtedness, book overdrafts, capital lease obligations and long-term debt, plus (ii) the amount of accrued but unpaid interest for borrowed money and accrued but unpaid Transaction Costs and prepayment fees, minus the amount of cash and cash equivalents on hand or in bank accounts (net of outstanding checks except where such checks have been applied to reduce a current liability)).

(c)      “Stated Working Capital” means the amount of $8,500,000.

(d)      Within 90 days after the Closing, the Buyer shall calculate the actual Working Capital as of the Closing, and will notify the Seller of such calculation and provide reasonable documentation thereof, together with such other documentation for the Seller to confirm such calculation as Seller may reasonably request.  If the Seller disputes the accuracy of the Buyer’s calculation within 45 calendar days after receipt thereof, and the parties are unable to settle such dispute after good faith negotiations within an additional 30 calendar days, then the Seller will provide its own calculation of actual Working Capital in writing and the dispute shall be submitted promptly to a nationally known independent certified public accounting firm reasonably agreed upon by the Buyer and the Seller (the “Accountant”), which will determine the actual Working Capital of the Company as of the Closing.  The parties agree to provide to the Accountant all work papers and back-up materials reasonably requested by the Accountant.  The fees and expenses of the Accountant will be allocated to the party whose calculation differs from the Accountant’s calculation by the greater amount; provided, that in the event that neither party’s calculation differs from the Accountant’s calculation by 10% or greater, then the fees and expenses of the Accountant will be allocated one-half to the Buyer and one-half to the Seller.  The determination of the Accountant shall be conclusive and binding on each party.  If the Seller does not dispute the accuracy of the Buyer’s calculation within the time period set forth above, then the Seller will be deemed to have agreed with the Buyer’s calculation.  The actual Working Capital determined by the Buyer, by agreement between the parties or by the Accountant (as provided in this paragraph), is referred to herein as “Actual Working Capital.”  The Buyer and the Seller agree that the procedure set forth in this Section 1.3(d) for resolving disputes with respect to the Actual Working Capital shall be the sole and exclusive method for resolving any such disputes (but not with respect to any disputes regarding indemnification under Article VI or arising under Section 5.2 with respect to liabilities for Taxes not otherwise excluded from the definition of Working Capital); provided, that this provision shall not prohibit the Buyer or the Seller from instituting litigation to enforce the determination of the Accountant.

(e)      If Actual Working Capital is less than Stated Working Capital, then the Deferred Payment shall be reduced by the amount of such shortfall.  If Actual Working Capital is greater than Stated Working Capital, then no adjustment to the Purchase Price shall be made pursuant to this Section 1.3.  Any reduction in the amount of the Deferred Payment required pursuant to this Section 1.3 shall be considered an adjustment to the Purchase Price.

Section 1.4                      Accounting Terms.

Except as otherwise expressly provided in this Agreement, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP.

ARTICLE II

CLOSING

Section 2.1                      Location and Date.

The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall occur as of 12:01 a.m. on the date of the execution and delivery of this Agreement (the “Closing Date”) and shall take place at the offices of the Buyer at 500 West 5th Street, Suite 900, Austin, TX 78701 (remotely via the electronic exchange of documents and signatures).

Section 2.2                      Closing Deliveries.

(a)      Deliveries by the Seller.  Upon the terms and subject to the conditions contained herein, the Seller shall deliver to the Buyer the following at the Closing, each in form and substance reasonably acceptable to the Buyer:

(i)           Certificates.  Certificates representing the Shares, duly endorsed for transfer or accompanied by appropriate transfer documents duly executed in blank, and any other documents that are necessary to transfer to the Buyer good title to all of the Shares;

(ii)          Books and Records.  The originals or copies of all of the Company’s business records, financial books and records, ledgers, disks, sales order files, purchase order files, engineering order files, warranty and repair files, supplier lists, customer lists, dealer, representative and distributor lists, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data and other proprietary information and other data, and all other written or electronic depositories of information, of or relating to the Company that are not Excluded Assets (collectively, the “Books and Records”);

(iii)         Resignation Letters.  An executed, written resignation letter from each director and officer of the Company, resigning from all positions with the Company (solely with respect to such offices and directorships and not with respect to employment), each of which shall include a release of the Company by the resigning director or officer (solely with respect to such offices and directorships and not with respect to employment);

(iv)         Transition Services Agreement.  A counterpart to the Transition Services Agreement among the Buyer, Point Roll, Rovion and the Seller being executed and delivered in connection with the Closing (the “Transition Services Agreement”), duly executed by the Seller, Point Roll and Rovion;

(v)          FIRPTA Certificate.  A non-foreign person affidavit dated the Closing Date from Seller, in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Tax Code, stating that Seller is not a “foreign person” as defined in Section 1445 of the Tax Code;

(vi)         Consents and Approvals.  Evidence that all consents, waivers, approvals or authorizations of and filings with any Governmental Authority necessary or advisable for the consummation by the Buyer of the transactions contemplated hereby have been obtained or made, as applicable;

(vii)        Good Standing Certificates.  Certificates issued by the Delaware Secretary of State, certifying as of a date no more than five days prior to the Closing Date that each of the Seller, Point Roll, and Rovion is in good standing under the laws of such jurisdiction;

(viii)       Gannett Commercial Agreement.  A commercial agreement between Gannett Co., Inc. and Point Roll, duly executed by Gannett Co., Inc. and Point Roll;

(ix)          ShopLocal Agreement Amendment.  An amendment to the Service Agreement, dated as of December 12, 2013, by and between the Buyer (f/k/a MediaMind Technologies Inc.) and ShopLocal, adding Point Roll as a party thereto, duly executed by ShopLocal and Point Roll; and

(x)           Other Documents.  All other consents, certificates, documents, instruments and other items required to be delivered by the Seller pursuant to this Agreement, and all such other documents, certificates and instruments as the Buyer reasonably requests in order to give effect to the transactions contemplated hereby.

(b)      Deliveries by the Buyer.  Upon the terms and subject to the conditions contained herein, the Buyer shall deliver to the Seller the following at the Closing, each in form and substance reasonably acceptable to the Seller:

(i)           Initial Payment.  The Initial Payment, by wire transfer of immediately available funds as specified in Section 1.2;

(ii)           Transition Services Agreement.  A counterpart to the Transition Services Agreement, duly executed by the Buyer;

(iii)          Consents and Approvals.  Evidence that all consents of and filings with any Person necessary to the consummation by the Buyer of the transactions contemplated hereby have been obtained or made, as applicable;

(iv)         ShopLocal Agreement Amendment.  An amendment to the Service Agreement, dated as of December 12, 2013, by and between the Buyer (f/k/a MediaMind Technologies Inc.) and ShopLocal, adding Point Roll as a party thereto, duly executed by the Buyer; and

(v)          Other Documents.  All other consents, certificates, documents, instruments and other items required to be delivered by the Buyer pursuant to this Agreement, and all such other documents, certificates and instruments as the Seller shall reasonably request in order to give effect to the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE SELLER

To induce the Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1                      Organization.

Point Roll is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Company has full power to own, lease and operate its properties and to carry on its business, in the places and in the manner as presently conducted.  The Company is duly authorized and qualified to do business, and is in good standing under all applicable Laws, in each state or other jurisdiction in which any of its assets or located or in which its business or operations as presently conducted make such qualification necessary.  The Company is required to be qualified to do business as a foreign entity only in the jurisdictions set forth on Schedule 3.1, and, except as set forth on Schedule 3.1 the Company is so qualified in each such jurisdiction except where the failure to be qualified would not have, individually or in the aggregate, a Material Adverse Effect.  Set forth on Schedule 3.1 is a list of all assumed names under which the Company operates and all jurisdictions in which any of such assumed names is registered.  The Company is not in violation of, in conflict with, or in default under any provision of its certificate of incorporation or bylaws, and there exists no condition or event that, after notice or lapse of time, or both, would result in any such violation, conflict or default.

Section 3.2                      Authorization; Validity.

The Seller has all requisite power and authority to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated hereby.  The execution, delivery and performance by the Seller of this Agreement and all other agreements and instruments contemplated hereby to which it is a party, and the consummation by the Seller of the transactions contemplated hereby or thereby, in each case have been duly and validly authorized by all necessary corporate action on the part of the Seller.  This Agreement and the other agreements and instruments contemplated hereby to which the Seller is a party have been duly executed and delivered by the Seller.  This Agreement and the transactions and other agreements and instruments contemplated hereby to which the Seller is a party constitute the valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Bankruptcy and Equity Exception”).

Section 3.3                      Capitalization.

The Shares constitute all of the issued and outstanding equity interests of Point Roll.  The Shares have been duly authorized and validly issued in compliance with all applicable Laws, and are fully paid and nonassessable and free of preemptive rights.  None of Point Roll’s equity interests are held in treasury or reserved for issuance.  There are no outstanding options, warrants, convertible or exchangeable securities or other rights, agreements, arrangements or commitments obligating the Company or the Seller, directly or indirectly, to issue, sell, purchase, acquire or otherwise transfer or deliver any equity interests in the Company, or any agreement, document, instrument or obligation convertible or exchangeable therefor.  There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings of the Company, or calculated in accordance therewith, other than commission arrangements with the Company’s employees.  There are no voting trusts, proxies or other agreements or understandings to which the Company or the Seller is a party or by which the Company or the Seller is bound with respect to the voting of any equity interests in the Company.

Section 3.4                      No Subsidiaries.

Except for owning 100% of the issued and outstanding membership interests of Rovion, which are the only equity interests of Rovion, the Company does not currently have, and has never had, any direct or indirect subsidiary or other predecessor-in-interest, and the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest, or any debt interest or other form of proprietary interest, in any Person, or any obligation, right or option to acquire any such interest.  Rovion is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

Section 3.5                      Organizational Documents.

The Sellers have delivered to the Buyer true, correct and complete copies of (a) Point Roll’s certificate of incorporation, bylaws, minute books and equity record books; and (b) Rovion’s certificate of formation, limited liability company agreement, minute books and equity record books.  Such records include minutes or consents reflecting all actions taken by the directors (including any committees) and stockholders of Point Roll and the managers and members of Rovion, as applicable.

Section 3.6                      Title to the Shares.

The Seller owns the Shares, of record and beneficially, free and clear of any Liens.  Upon the sale of the Shares to the Buyer hereunder, the Buyer will acquire the entire legal and beneficial interests in the Shares, free and clear of any Liens and subject to no legal or equitable restrictions of any kind (other than restrictions on transfer under applicable securities laws and Liens arising from agreements of the Buyer).

Section 3.7                      Title to Assets.

(a)      The Company does not own any real property.  Set forth on Schedule 3.7 is a complete list (including the street address, where applicable) of:  (i) all real property leased by the Company or otherwise used in connection with the Business; (ii) all equipment owned or leased by the Company with a carrying value of $10,000 or more; and (iii) each other asset of the Company or otherwise used in connection with the Business having a book value in excess of $25,000.  Except as set forth on Schedule 3.7, no material tangible or intangible asset used in connection or associated with the Business is owned or leased by the Seller or any of its Affiliates (other than the Company).

(b)      The Company has good and marketable title to all of the assets reflected on the Base Balance Sheet (other than assets disposed of following the Base Balance Sheet Date in the ordinary course of business), and owns all of such assets free and clear of any Liens (other than Permitted Liens).  The Company holds a valid leasehold interest in, or otherwise has a valid and enforceable right to use (subject to the Bankruptcy and Equity Exception), each of the assets used in connection with the Business that it does not own, other than immaterial assets having values of less than $5,000 individually and an immaterial value in the aggregate that can be readily replaced at a cost consistent with their respective values.

Section 3.8                      Condition and Sufficiency of Assets.

Except for the Excluded Assets and except as set forth on Schedule 3.7, the assets of the Company, including any assets held under leases or licenses, together with the assets and services to be provided under the Transition Services Agreement:  (a) include all material assets used by the Company in connection with the Business and necessary to the conduct of the Business; (b) to the extent included on the Base Balance Sheet as current assets, are in good condition and repair, ordinary wear and tear excepted; and (c) are adequate and suitable for the purposes for which they are currently used.  The Seller has made available to the Buyer a complete and accurate inventory of all such assets that are fixed assets having a book value in excess of $5,000.

Section 3.9                      No Conflicts.

Except as set forth in the applicable subsection of Schedule 3.9, the execution, delivery and performance by the Seller of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby, including the sale of the Shares to the Buyer, will not, with or without notice or lapse of time, or both:

(a)      conflict with or result in a breach or violation of any provision of the Seller’s certificate of incorporation or bylaws, or any resolution of (i) the board of directors (or comparable governing body) of the Seller or (ii) the Seller’s voting stockholders (or comparable equityholders);

(b)      conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a benefit or the imposition of an obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any Material Contract or material Permit;

(c)      result in the creation or imposition of any Lien on the Shares or any of the Company’s assets; or

(d)      violate any Law to which the Company or the Seller or any of their respective properties, rights or assets are subject or by which any of them are bound, or require any consent, waiver, approval, notice, filing, registration, declaration or authorization with any Governmental Authority; or

(e)      result in any Change of Control Obligations other than the Retention Bonuses and any obligations described in Section 5.3.

The consents, waivers, approvals, notices, filings, declarations and authorizations required to be disclosed pursuant to clauses (b) and (d) of this Section 3.9 are referred to as the “Third Party Consents.”

Section 3.10                    No Governmental Consents.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Company or the Seller in connection with the sale and purchase of the Shares or any of the other transactions contemplated by this Agreement

Section 3.11                    Financial Statements.

Schedule 3.11 includes the following financial statements (collectively, the “Financial Statements”):  (a) true, complete and correct copies of the Company’s unaudited consolidated balance sheets and statements of income as of December 28, 2014 and December 29, 2013 and for the years then ended, respectively; and (b) a true, complete and correct copy of the unaudited balance sheet of the Company (the “Base Balance Sheet”) as of September 27, 2015 (the “Base Balance Sheet Date”) and statement of income for the nine months then ended.  Except as set forth in Schedule 3.11, each Financial Statement (including the notes thereto) has been prepared from the Books and Records and in accordance in all material respects with GAAP (subject to omission of footnotes and, in the case of interim Financial Statements, subject to normal year-end adjustments), and fairly presents in all material respects the consolidated financial condition of the Company as of the dates, and for the periods, indicated thereon.  Except as set forth in Schedule 3.11, since December 31, 2012, there have been no changes in the accounting policies of the Company (including any change in depreciation or amortization policies or rates, or policies with respect to reserves for uncollectible accounts receivable or excess or obsolete inventory) except for changes required by changes in GAAP or applicable Law, and no dispute with the Company’s auditors with respect to any matter set forth in any of the Financial Statements.

Section 3.12                    Absence of Undisclosed Liabilities.

The Company is not liable for or subject to any material liabilities or obligations, of any nature, in each case, whether or not accrued, contingent or otherwise, and whether or not they would be required by GAAP to be reflected on a balance sheet, except for (a) those liabilities reflected on, reserved against or otherwise disclosed in the Base Balance Sheet and not previously paid or discharged, (b) those liabilities incurred since the date of the Base Balance Sheet in the ordinary course of business, consistent with past practice, which are not, individually or in the aggregate, material, (c) those liabilities incurred pursuant to or permitted by this Agreement, or (d) those liabilities set forth on Schedule 3.12.

Section 3.13                    Accounts Receivable.

All of the Accounts Receivable of the Company outstanding on the Base Balance Sheet Date are reflected properly according to GAAP on the Financial Statements, and all of the Accounts Receivable of the Company arising after the Base Balance Sheet Date are reflected properly in the Books and Records and represent valid obligations arising from sales actually made or services actually performed.  No portion of the Accounts Receivable is required or expected to be paid to any Person other than the Company.  To the Knowledge of the Seller, except as set forth on Schedule 3.13, there is no contest or claim, other than rebates and returns in the ordinary course of business, under any Contract with any maker of an Account Receivable relating to the amount or validity of such Account Receivable.

Section 3.14                    Leases.

Schedule 3.14 sets forth a complete and accurate list of each lease (including all amendments, renewals, extensions, modifications or supplements thereto) that is a lease of Real Property or is a lease which provides for aggregate future payments of more than $25,000, in each case that is used by the Business or to which the Company is a party (collectively, the “Leases”).  Neither the Company nor the Seller or any of its Affiliates has received notice of default under, and to the Knowledge of the Seller there is no condition that would constitute a default under, any Lease, and there are no maintenance or capital improvement obligations thereon in an amount over $5,000.  No Lease is subject or subordinate to any Lien (other than Permitted Liens).  Each Assumed Lease represents the entire agreement between the Company and the landlord thereunder.  The rent and other operating charges of the Company under each Assumed Lease have been fully paid through the most recent date on which a payment was due under such Assumed Lease.

Section 3.15                    Litigation.

Except as set forth on Schedule 3.15, there are no claims, actions, suits, proceedings, arbitrations, governmental investigations or inquiries (collectively, “Actions”) pending or, to the Knowledge of the Seller, threatened against the Company or any of its properties, rights or assets, or, to the Knowledge of the Seller, against any current or former stockholder, director, manager, officer, employee, consultant or agent of the Company (in their capacities as such) with respect to the Company, its business or any of its assets.  There are no Actions seeking to prevent or delay the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.15, neither the Company nor the Seller has received any written notice of any Action involving or relating to the Company, its business or any of its assets.  Except as set forth on Schedule 3.15, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency or other Governmental Authority, by arbitration or otherwise) against the Company, or against the Business or any of the Company’s assets.

Section 3.16                    Significant Customers.

(a)      Schedule 3.16(a) sets forth a true, complete and correct customer list showing the 30 largest customers (from an advertiser perspective) by gross purchases from the Company during the twelve month period ended on the date of the Base Balance Sheet (collectively, the “Significant Customers”).

(b)      Schedule 3.16(b) sets forth a true, complete and correct list of all present or former customers (from an advertiser perspective) of the Business that have produced at least $50,000 in revenue over any rolling 12 month period within the last two years and either (i) have terminated doing business with the Company; or (ii) produced revenue during the 2014 fiscal year but have not produced revenue in the 2015 fiscal year.

(c)      Since December 28, 2014, except as set forth on Schedule 3.16(b), no Significant Customer has (i) stopped or materially reduced, or notified the Company in writing of its intention to stop or materially reduce, trading with or supplying the Company; (ii) or changed, or notified the Company in writing of its intention to change, materially and adversely, the terms and conditions on which it is prepared to trade with or supply the Company; or (iii) disputed, or notified the Company in writing of its intention to dispute, any services rendered by the Company with a value in excess of $10,000.

Section 3.17                    Material Contracts and Commitments.

(a)      Schedule 3.17(a) sets forth a true, complete and correct list of the following Contracts to which the Company is a party or by which the Company or any of the Company’s material assets are bound:

(i)           each Contract, or group of related Contracts, reasonably expected to give rise to obligations, liabilities, revenues or benefits exceeding $25,000 (or the equivalent value in the applicable currency);

(ii)          each Contract (other than employment, consulting and similar agreements) between, on the one hand, the Company, and on the other hand, any current or former stockholder, director, manager, officer or employee of the Seller or any of its Affiliates, or any of their respective Affiliates;

(iii)         each Contract evidencing Company Indebtedness;

(iv)         each Contract with outstanding obligations for the disposition of any portion of the assets or business of the Company (other than for sales of goods or services in the ordinary course of business) or for the acquisition by the Company of the assets or business of any other Person (other than for purchases of inventory or components in the ordinary course of business);

(v)          each Contract that is an In-License or an Out-License;

(vi)         each Contract that contains any non-solicitation, non-competition, right of first refusal, right of first negotiation or similar obligations binding the Company or that otherwise prohibit or restrict the Company from entering into or competing in any line of business or market, or from freely providing services or supplying products to any customer or potential customer;

(vii)        each Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from any Person;

(viii)       each Contract in which the Company has agreed, for a specified or unlimited period of time, to maintain a facility in a certain geographic area, to maintain a certain number of employees, to invest or expend a certain monetary amount, or to accept any other similar affirmative obligation with respect to the operation of its business;

(ix)          each Contract for the cleanup, abatement or other actions in connection with any Hazardous Material, the remediation of any existing environmental liability, violation of any Environmental Law or relating to the performance of any environmental audit or study;

(x)           each Contract concerning the establishment or operation of a partnership, joint venture or similar enterprise to which the Company is a party;

(xi)          each Contract with any Governmental Authority;

(xii)         each Contract for the employment of any individual, or any retention bonus or severance Contract; and

(xiii)        each Lease.

(b)      Any and all Contracts described in Section 3.17(a) are collectively referred to as the “Material Contracts.”

(c)      Subject to the Bankruptcy and Equity Exception, and except as set forth on Schedule 3.17(c), each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company, and to the Knowledge of the Company, each of the other parties thereto.  Except for breaches or defaults which have been cured or for which the breaching party has no material liability, neither the Company nor, to the Knowledge of the Seller, any other party to any Material Contract has breached or defaulted under, or has improperly terminated, revoked or accelerated, any Material Contract, and, to the Knowledge of the Seller, there exists no condition or event which, after notice or lapse of time, or both, would constitute any such breach, default, termination, revocation or acceleration.

(d)      Except as set forth on Schedule 3.17(d), there are no intercompany agreements or arrangements pursuant to which the Seller or any of its Affiliates has provided services to the Company or the Business at any time during the last year other than (i) agreements and arrangements relating to services to be provided pursuant to the Transition Services Agreement; and (ii) agreements and arrangements that are Excluded Assets or are not necessary for the operation of the Business and have been discharged in full without any continuing obligations or liabilities owed by the Company as of the Closing.

Section 3.18                    Absence of Certain Changes.

Since the Base Balance Sheet Date, the Company has conducted its business in the ordinary course of business, and there has not been:

(a)      any Material Adverse Effect;

(b)      any change, occurrence, fact, condition, circumstance or omission that by itself or together with other changes, occurrences, facts, conditions, circumstances or omissions has had, or would reasonably be expected to have, a Material Adverse Effect;

(c)      any breach by the Company (or any action or omission by the Company that, with or without notice or lapse of time, or both, would result in a breach), or any amendment or termination, of any Material Contract;

(d)      any sale, assignment, transfer, license or sublicense of, or the entering into of any Contract to sell, assign, transfer, license or sublicense, any of the Company’s assets (other than cash and cash equivalents), in each case other than in the ordinary course of business, consistent with past practice;

(e)      any transfer of assets (other than cash and cash equivalents and Excluded Assets) to or for the benefit of the Seller or any of its Affiliates;

(f)      any revaluation by the Company of any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

(g)      any change by the Company in its accounting methods, principles or practices;

(h)      any purchase or acquisition of, or the entering into of any Contract to purchase or acquire, any property, right or asset of any Person, in each case other than in the ordinary course of business, consistent with past practice;

(i)      any entry by the Company into any commitment or transaction material to the Company, including incurring or agreeing to incur capital expenditures in excess of $10,000, individually or in the aggregate;

(j)      any increase in indebtedness for borrowed money, or any issuance or sale of any debt securities, or any assumption, guarantee or endorsement of any liability of any other Person, or any loan or advance to any other Person;

(k)      any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company;

(l)      except as was required to comply with applicable Law or with Contracts then in effect, and except as set forth on Schedule 3.18(l), any action with respect to (i) entering into, terminating or amending any Company Plan, collective bargaining agreement or employment, retention or severance agreement, (ii) increasing the compensation or benefits of any director, manager, officer, employee or consultant of the Company (other than in the ordinary course of business, consistent with past practice), (iii) amending or accelerating the payment, right to payment or vesting of any compensation or benefits, including any outstanding equity compensation, (iv) paying any benefit not provided for as of such date under any Company Plan, (v) granting any award under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of equity compensation or the removal of existing restrictions in any benefit plans or agreement or award made thereunder, or (vi) taking any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan, agreement, contract or arrangement or benefit plan;

(m)     except as required hereby, any termination of employment (whether voluntary or involuntary) of any officer or key employee of the Company or any termination of employment (whether voluntary of involuntary) of employees of the Company in excess of historical attrition in personnel;

(n)      any settlement or compromise of any pending or threatened Action;

(o)      any authorization, recommendation, proposal or announcement of an intention to adopt a plan of complete or partial liquidation or dissolution of the Company;

(p)      except as set forth on Schedule 3.18(p), any other transaction, agreement or commitment entered into by the Company or affecting the Business or the Company, except in the ordinary course of business and consistent with past practice; or

(q)      any negotiation or agreement by or on behalf of the Company or the Seller to do or cause any of the foregoing, other than pertaining to this Agreement or any Transaction Document and the transactions contemplated hereby and thereby.

Section 3.19                      Compliance with Law and Privacy Codes.

Except as set forth on Schedule 3.19, the Company is conducting, and within the last five years has conducted, its business in compliance with all applicable Laws and Privacy Codes in all material respects.  In addition, except as set forth on Schedule 3.19, (a) neither the Company nor the Seller has received any written notice that the Company is not in compliance with any applicable Law or Privacy Code; (b) no claims, actions, suits, proceedings, arbitrations, investigations or inquiries by any Governmental Authority or under any Privacy Code have been made or, to the Knowledge of the Seller, threatened with respect to the Company asserting any violation of, liability for or potential responsibility under any Law or Privacy Code; and (c) neither the Company nor the Seller has conducted any internal investigation with respect to any actual, potential or alleged violation of any Law or Privacy Code by any director, manager, officer or employee of the Company.

Section 3.20                    Intellectual Property.

(a)      Company Registrations.  Schedule 3.20(a) lists in reasonable detail all Intellectual Property Registrations that are registered or filed in the name of the Company, alone or jointly with others (the “Company Registrations”).  All assignments of the Company Registrations to the Company have been properly executed and recorded, except where such failure to execute or record would not have a Material Adverse Effect.  All material Company Registrations are valid and enforceable and all issuance, renewal, maintenance and other payments that are or have become due with respect thereto have been timely paid by or on behalf of the Company.

(b)      Prosecution Matters.  The Company has complied with its duty of candor and disclosure to the U.S. Patent and Trademark Office and any relevant foreign patent or trademark office with respect to all trademark applications filed by or on behalf of it and has made no material misrepresentation in such applications.  To the Knowledge of the Seller, there is no information that would preclude the Company from having clear title to each of the Company Registrations or affecting the patentability or enforceability of any Company Registration.

(c)      Ownership; Sufficiency.  The Company is the sole and exclusive owner of all Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens).  Except for the Excluded Assets and the assets and services to be provided under the Transition Services Agreement, the Company Intellectual Property constitutes all Intellectual Property necessary to conduct the Business in the manner currently conducted.  No Company Owned Intellectual Property has been developed using, or is subject to rights and obligations with respect to, any (i) support, funding, resources or assistance for any Governmental Authority; or (ii) any Open Source Materials that require, when used or distributed in the same manner as Company does as of Closing, as a condition of use or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works, or (3) redistributable at minimal or no charge.  “Open Source Materials” means any software that is distributed as "free software" or "open source software", including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License and any variant or derivative of any of the foregoing licenses, or any other license approved as an open source license by the Open Source Initiative.

(d)      Infringement. To the Knowledge of the Seller, no activity or offering of the Company undertaken in connection with the Business constitutes, or within the last five years has constituted, an infringement upon, or material violation or misappropriation of, any Intellectual Property right of any third party.  The Company does not currently have, and has never had, any material liability for the infringement, violation or misappropriation of the Intellectual Property of any Person.  Except as set forth on Schedule 3.20(d), the Company has not received any written complaint, claim or notice, or threat of any of the foregoing, alleging any such infringement, violation or misappropriation or any request or demand for indemnification or defense with respect to any of the Company Intellectual Property.

(e)      Protection Measures. The Company has taken reasonable measures to protect the proprietary nature of each item of Company Owned Intellectual Property, and to maintain in confidence all material trade secrets and confidential information comprising a part thereof.  Except as set forth on Schedule 3.20(e), the Company has not, and to the Knowledge of the Seller none of the licensors or service providers of the Company with respect to the operation of the Company’s business has, violated or breached any contractual or legal requirements or Privacy Codes.  No complaint relating to an improper use or disclosure of, or a breach in the security of, any such information has been made or, to the Knowledge of the Seller, threatened against the Company or any of its licensors or service providers with respect to the operation of the business of the Company.  There has been no unauthorized disclosure of any proprietary or confidential information of any Person in the possession, custody or control of the Company.

(f)      Infringement of the Rights of the Company.  To the Knowledge of the Seller, no Person (including any current or former employee or consultant of the Company) is infringing, violating or misappropriating any Company Owned Intellectual Property.

(g)      Outbound Intellectual Property Agreements.  Schedule 3.20(g) identifies each material license, covenant or other agreement or arrangement pursuant to which the Company has assigned, transferred, licensed, distributed or otherwise granted any right or access to any Person, or covenanted not to assert any right, with respect to any past, existing or future Company Intellectual Property (collectively, the “Out-Licenses”).  The Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights, and the Company is not obligated to license any existing or future Intellectual Property to any Person.

(h)      Inbound Intellectual Property Agreements. Schedule 3.20(h) identifies (i) each material item of Company Licensed Intellectual Property and the license or agreement pursuant to which the Company exploits it (excluding currently-available, off-the-shelf software programs that are licensed by the Company pursuant to “shrink wrap” licenses or “click wrap” licenses or otherwise generally available under standard terms), (ii) each material agreement, contract, assignment or other instrument pursuant to which the Company has obtained any joint or sole ownership interest in or to each item of Company Owned Intellectual Property, and (iii) each material agreement, contract or other instrument pursuant to which the Company has obtained any ownership or license interest in Intellectual Property developed by a consultant, software or hardware developer or vendor to the Company (collectively, the “In-Licenses”).

(i)      Employee and Contractor Assignments.  Except as set forth on Schedule 3.20(i), each employee and independent contractor of the Company has executed a valid and binding written agreement expressly assigning to the Company all right, title and interest in any inventions and works of authorship, whether or not patentable, that was invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s work for the Company, and all Intellectual Property rights therein.

(j)      Privacy Policies.  Except as set forth in Schedule 3.20(j), the Company has not collected any Personal Data from any Person.  The Company has complied in all material respects with all applicable Laws and the implementation of its internal privacy policies and terms of use relating to the collection of Personal Data from any Person (the “Company Privacy Policies”).  The Company Privacy Policies (i) comply in all material respects with all applicable Laws and (ii) do not require the delivery of any further notice to or consent from any Person, or prohibit the transfer of any customer data or Personal Data collected by and in the possession and control of the Seller, or any of their respective Affiliates, as a result of this Agreement and the transactions contemplated hereby.

Section 3.21                    Service Level Warranties.

Schedule 3.21 sets forth a list of all Contracts of the Company containing ongoing service level warranties and guaranties given by the Company to any of its customers (collectively, the “Service Level Warranties”), true and correct copies of which have been made available to the Buyer.  To the Knowledge of the Seller, each product sold, licensed or delivered, or any service provided, by the Company to its customers pursuant to any Contract (collectively, the “Business Products”) meets, and at all times has met, in all material respects, all standards for quality and workmanship prescribed by Law, industry standards (if any), and Contracts with such customers.  Except as described on Schedule 3.21, (a) no material claims under the Service Level Warranties have been made that have not been fully resolved prior to the Closing, and no claims are, to the Knowledge of the Seller, threatened under the Service Level Warranties, and (b) in the last five years there have not been any material disruptions of availability of service levels with respect to any Business Product.  No Service Level Warranty claims relating to the Business involving amounts in excess of $25,000 have occurred within the past five years.

Section 3.22                     Taxes.

(a)      Except as set forth on Schedule 3.22(a), all federal, state, local, and other Tax Returns that are or were required to be filed by or with respect to the Company pursuant to applicable Laws have been accurately prepared and are true, correct, and complete in all material respects, and have been duly and timely filed.  The Company has not requested or been granted an extension of time for filing any Tax Return that has not yet been filed.

(b)      The Company has timely paid, or made provision for the payment of, or has established adequate reserves for the payment of, all Taxes that are due pursuant to such Tax Returns or otherwise for the periods covered by such Tax Returns, or pursuant to any assessment received by the Company or the Seller with respect to the Company.

(c)      Except as set forth on Schedule 3.22(c), all deficiencies proposed as a result of any such audits have been paid, reserved against, settled, or are being contested in good faith by appropriate proceedings.  The Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person), by Contract or otherwise, of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

(d)      Except as set forth on Schedule 3.22(d), no Tax audit or Action is now pending or, to the Knowledge of the Seller, threatened against the Company, and no issue or question has been raised (and is currently pending) by any Tax authority in connection with the Company’s Tax Returns or reports.

(e)      The charges, accruals, and reserves (other than deferred Taxes) with respect to Taxes on the books of the Company are adequate (determined in accordance with GAAP) and are at least equal to the Company’s liability for Taxes.  There exists no proposed Tax assessment against the Company except as disclosed in the Base Balance Sheet.

(f)      The Company has duly withheld or collected from each payment made to or on behalf of each of its employees or contractors the full amount of all Taxes required to be withheld or collected therefrom and, if due and owing, has paid the same to the proper Tax receiving officers or authorized depositaries.

(g)      There are no outstanding Contracts or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company for any taxable period.

(h)      There are no pending or, to the Knowledge of the Seller, threatened actions or proceedings in regard to any Taxes due from or with respect to the Company, the Business or any of the Company’s assets, or any Tax Return filed by or with respect to the Company, that could subject the Buyer to any liability for such Taxes for any period prior to the Closing, or that could impair any of the Company’s assets, nor is there a basis for any such actions or proceedings, and the Buyer shall not be subject to any Liability for any such Taxes or for any other Tax of the Company.

(i)      There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.  The Company is not, and has not been within the five-year period preceding the Closing Date, an “S” corporation.  During the consistency period (as defined in Section 338(h)(4) of the Tax Code with respect to the sale of the Shares to the Buyer), neither the Company nor any target affiliate (as defined in Section 338(h)(6) of the Tax Code with respect to the sale of the Shares to the Buyer) has sold or will sell any property or assets to the Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the Tax Code) that includes the Buyer.

Section 3.23                    Employee Matters.

(a)      Schedule 3.23 lists the names of all directors, managers, officers and employees of the Company, together with their respective rates of total compensation.  No Key Employee has given notice to the Company or the Seller that such Key Employee intends to terminate his or her employment with the Company.

(b)      No claims, controversies, investigations, audits or suits are pending or, to the Knowledge of the Seller, threatened with respect to any applicable Laws respecting the Company’s employment practices, terms and conditions of employment and wages and hours.  Except as contemplated or permitted by this Agreement, neither the Company nor the Seller has incurred or taken any action that would reasonably be expected to result in any liability under WARN.  All employees of the Company are employed on an at-will basis.

(c)      The Company is not a party to or bound by any collective bargaining agreement, trade union agreement or similar agreement.  No labor unions or other organizations have represented or, to the Knowledge of the Seller, purported or attempted to represent any employee of the Company in such individual’s capacity as such.  No strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employee of the Company is currently ongoing or, to the Knowledge of the Seller, has been threatened in the two years preceding the date of this Agreement.

Section 3.24                    Employee Benefit Plans.

(a)      As used in this Section 3.24, the following terms have the following meanings:

(i)           “Company Plan” means (i) any material Plan of which the Company or any of its ERISA Affiliates is or was a Plan Sponsor, or to which the Company or any of its ERISA Affiliates otherwise contributes or has contributed, or in which the Company or any of its ERISA Affiliates otherwise participates or has participated; and (ii) all material plans or policies providing for “fringe benefits” (including but not limited to vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and each other bonus, incentive compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, performance share, supplemental unemployment, layoff, or any other similar material plan, agreement, policy or understanding (whether qualified or nonqualified, currently effective or terminated within the six years preceding the date hereof), and any trust, escrow or other agreement related thereto, that (A) is or has been established, maintained or contributed to by the Company or any of its ERISA Affiliates with respect to the Business, or with respect to which the Company has or may have any liability that could affect the Business; or (B) provides benefits to any director, officer, employee, former director, officer, employee or dependent thereof of the Business, regardless of whether funded.  “Company Plan” also includes any written or enforceable oral representations made to any director, officer, employee or former director, officer or employee of the Business promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Section 4980B of the Tax Code).  All references in this Agreement to Plans are to Company Plans unless the context requires otherwise.

(ii)           “Company VEBA” means a VEBA related to a Continuing Plan whose members include employees of the Company or any of its ERISA Affiliates.

(iii)          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant thereto.

(iv)          “ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, would be treated as a single employer under Section 414 of the Tax Code.

(v)           “Multi-Employer Plan” has the meaning given in ERISA § 3(37)(A).

(vi)          “PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

(vii)         “Pension Plan” has the meaning given in ERISA § 3(2)(A).

(viii)        “Plan” has the meaning given in ERISA § 3(3).

(ix)           “Plan Sponsor” has the meaning given in ERISA § 3(16)(B).

(x)           “Qualified Plan” means any Continuing Plan that meets or purports to meet the requirements of Section 401(a) of the Tax Code.

(xi)           “Title IV Plan” means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. § 1301 et seq., other than Multi-Employer Plans.

(xii)          “VEBA” means a voluntary employees’ beneficiary association under Section 501(c)(9) of the Tax Code.

(xiii)         “Welfare Plan” has the meaning given in ERISA § 3(1).

(b)      Schedule 3.24(b) contains a complete and accurate list of all Company Plans and Company VEBAs, and identifies as such all Continuing Plans that are (i) Qualified Plans, (ii) Title IV Plans, or (iii) Multi-Employer Plans. Company Plans identified on Schedule 3.24(b) as “Retained Plans” are collectively referred to herein as “Retained Plans” and individually as a “Retained Plan.”  All Company Plans not identified on Schedule 3.24(b) as “Retained Plans” are collectively referred to herein as “Continuing Plans” and individually as a “Continuing Plan.”

(c)      None of the Company Plans is a Multi-Employer Plan, and the Company does not have any liability with respect to a Multi-Employer Plan.

(d)      The Seller has delivered or made available to the Buyer:

(i)           all documents that set forth the terms of each Company Plan or Company VEBA and of any related trust, including (A) all plan descriptions and summary plan descriptions of Company Plans for which the Company is required to prepare, file, and distribute, and (B) all material summaries and descriptions furnished to participants and beneficiaries regarding Company Plans and Company VEBAs for which a plan description or summary plan description is not required;

(ii)           all material personnel, payroll, and employment manuals and policies;

(iii)           a written description of any Continuing Plan that is not otherwise in writing;

(iv)          all insurance policies purchased by or to provide benefits under any Company Plan that is a Continuing Plan;

(v)           all contracts with third party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Company Plan or Company VEBA that are Continuing Plans;

(vi)          all material reports submitted within the two years preceding the date of this Agreement by third party administrators, actuaries, investment managers, consultants, or other independent contractors with respect to any Continuing Plan;

(vii)         the form of the notice used to notify employees of their rights under ERISA § 601 et seq. and Section 4980B of the Tax Code;

(viii)        the Form 5500 filed in each of the most recent three plan years with respect to each Continuing Plan, including all schedules thereto and the opinions of independent accountants;

(ix)           with respect to a Continuing Plan, all notices that were given by the Company or any of its ERISA Affiliates or any Company Plan to the IRS or the PBGC within the two years preceding the date of this Agreement, including notices that are expressly mentioned elsewhere in this Section 3.24;

(x)           with respect to a Continuing Plan, all notices that were given by the IRS, the PBGC, or the Department of Labor to the Company, any of its ERISA Affiliates, or any Continuing Plan within the two years preceding the date of this Agreement and all correspondence with the IRS and the Department of Labor relating to any outstanding controversy or with respect to any other material matter that has been resolved within the two years preceding the date of this Agreement; and

(xi)           with respect to Qualified Plans, the most recent determination or opinion letter issued by the IRS for each Plan of the Company that is a Qualified Plan.

(e)      Except as set forth in Schedule 3.24(e):

(i)            Except for such instances that would not result in a Material Adverse Effect, the Company has performed its obligations under all Continuing Plans.  In all material respects, the Company has made appropriate entries in its Books and Records for all liabilities under such Plans that have accrued but are not yet due.

(ii)           Except for such instances that would not result in a Material Adverse Effect, the Company, with respect to all Continuing Plans, is in compliance, and each Continuing Plan complies in form and has complied in operation with its own terms and with all applicable requirements of ERISA, the Tax Code, and all other applicable Laws and applicable tax qualification requirements, including, without limitation, the provisions of such Laws expressly mentioned in this Section 3.24.

(iii)           Except for changes made in the ordinary course of business or changes contemplated by this Agreement or communicated to the Buyer (e.g., the termination of certain Continuing Plans), neither the Company nor any of its ERISA Affiliates has any formal plan or commitment, whether legally binding or not, to create any additional material Continuing Plan or, except as required to comply with applicable Law, to modify or change any existing Continuing Plan that would materially affect any present or former director, officer or employee of the Business, or such present or former director’s, officer’s or employee’s dependents or beneficiaries.

(iv)          No Continuing Plan is a Title IV Plan or a Multi-Employer Plan.

(v)           Except for such instances that would not result in a Material Adverse Effect, no transaction prohibited by ERISA § 406 and no “prohibited transaction” under Section 4975(c) of the Tax Code has occurred with respect to any Continuing Plan.  Except for such instances that would not result in a Material Adverse Effect, no act, omission, or transaction has occurred that would result, directly or indirectly, through its own liability, indemnification, or otherwise, in imposition on the Company of breach of fiduciary duty liability damages under Section 409 of ERISA, any liability under Section 502 of ERISA, or a tax or penalty on prohibited transactions imposed by Section 4975 or Chapter 43 of the Tax Code or sanctions imposed under Title I of ERISA.

(vi)           Except for such instances that would not result in a Material Adverse Effect, all filings required by ERISA and the Tax Code as to each Continuing Plan have been timely filed, and all notices and disclosures to participants required by either ERISA or the Tax Code have been timely provided.

(vii)         Except for such instances that would not result in a Material Adverse Effect, all contributions and payments made or accrued with respect to all Continuing Plans and Company VEBAs are deductible under Sections 162 or 404 of the Tax Code.

(viii)        Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any Continuing Plan is pending or, to Knowledge of the Seller, is threatened.

(ix)           Except for such instances that would not result in a Material Adverse Effect, each Qualified Plan of the Company is qualified in form and operation under Section 401(a) of the Tax Code; each trust for each such Plan is exempt from federal income tax under Section 501(a) of the Tax Code; each Company VEBA is exempt from federal income tax.  Except for such instances that would not result in a Material Adverse Effect, no event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Plan or trust.

(x)           The Company does not provide, and is not obligated to provide, death, health, medical, or hospitalization benefits (whether or not insured), with respect to current or former directors, officers or employees of the Business, their dependents or beneficiaries beyond their retirement or other termination of employment other than (A) coverage mandated by applicable Law; (B) death benefits or retirement benefits under any Pension Plan; or (C) deferred compensation benefits accrued as liabilities on the Company’s Books and Records.

(xi)           No payment that is owed or may become due to any director, officer, employee, or agent of the Company will be non-deductible to the Company or subject to Tax under Section 280G or 4999 of the Tax Code; nor will the Company be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person.

(xii)          With respect to the Continuing Plans, the consummation of the transactions contemplated by this Agreement will not (A) result in the payment, vesting or acceleration of any benefit, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, (B) create or give rise to any additional vested rights or service credits under any Continuing Plan, or (C) conflict with the terms of any Continuing Plan.

(xiii)         Except for such instances that would not result in a Material Adverse Effect, with respect to each Continuing Plan which is (or but for an exemption could be) subject to Section 409A of the Tax Code (i) such plan has been maintained and administered in a manner consistent with avoiding adverse tax consequences under Section 409A of the Tax Code and (ii) the transactions contemplated by this Agreement will not result in such adverse tax consequences.

(xiv)        There is no Continuing Plan that is subject to the laws of a foreign government or jurisdiction.

(xv)          No option, warrant or right is outstanding as of the Closing Date under any Company Plan which grants or purports to grant any option, warrant or right entitling the holder thereof to purchase or otherwise acquire any shares of stock of Point Roll or Rovion.

Section 3.25                    Permits.

(a)      Schedule 3.25 sets forth a complete and accurate list of each material Permit.

(b)      The Company owns or holds all material Permits necessary for the conduct of its business as currently being conducted.  The Permits are valid and subsisting and no Governmental Authority has provided the Company or the Seller with any written notice that it intends to modify, cancel, terminate or not renew any Permit.  The Company has conducted and is conducting its business in compliance in all material respects with the requirements, standards, criteria and conditions set forth in the Permits.

Section 3.26                    Insurance.

Schedule 3.26 sets forth an accurate list of all insurance policies related to the Company, the Business or any of the Company’s assets, the amounts and types of insurance coverage available thereunder and all insurance loss runs and workers’ compensation claims received for the past three policy years.  With respect to each such insurance policy: (a) such policy is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and (b) the Company is not in breach or default (including any breach or default with respect to the payment of premiums or the giving of notice) of such policy, and no event has occurred which, after notice or lapse of time, or both, would constitute a breach or default or permit termination or modification, under such policy.  Neither the Company nor the Seller has received written notice of any threatened terminations of, or material premium increases with respect to, or material alteration of coverage under, any such policies.

Section 3.27                    Environmental Matters.

(a)      Hazardous Material.  No material release of Hazardous Materials in any manner that would reasonably be expected to require remediation has occurred in, on or under any Real Property, including the land and the improvements, ground water and surface water thereof, that the Company or any other Person whose liabilities the Company has retained or assumed either by Contract or by operation of law (together, its “Predecessors”) has at any time owned, operated, occupied or leased.  There are no underground or aboveground fuel storage tanks located on any Real Property of the Company, nor to the Knowledge of the Company did any such fuel storage tanks exist on any Real Property of the Company or its Predecessors prior to the date hereof.

(b)      Hazardous Materials Activities.  Neither the Company nor any of its Predecessors has transported, stored, used, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials in a manner that could create any material liability under Environmental Law for the Company, nor has the Company or any of its Predecessors disposed of, transported, sold or manufactured any product containing a Hazardous Material (collectively, the “Hazardous Materials Activities”) that would reasonably be expected to create any material liability under Environmental Law for the Company.

Section 3.28                    Books and Records.

The Company has made and kept (and given the Buyer access to) the Books and Records which, in reasonable detail, accurately and fairly reflect the activities of the Company in all material respects.  The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except as reflected in its Books and Records.  All Books and Records are, and at all times have been, under the exclusive ownership and direct control of the Company or the Seller.

The Books and Records have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls, except for such failures as would not have a Material Adverse Effect.  The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the Company’s stockholders, board of directors, and all committees of the board of directors, and no meeting of any such stockholders, board of directors, or committee has been held for which minutes have not been prepared and are not contained in the Company’s minute book.  At the Closing, all of the Books and Records will be in the possession of the Company.

Section 3.29                    Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Seller.

Section 3.30                    Unlawful Payments.

Neither the Seller nor any of its Affiliates, nor any of their respective stockholders, directors, managers, officers, employees, agents or representatives, has directly or indirectly made any improper contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of what form, whether in money, property or services (a) to obtain favorable treatment for the Company or the Business or to secure any Contract, (b) to pay for favorable treatment for the Company or the Business or for Contracts secured, (c) to obtain special concessions for the Company or the Business or for special concessions already obtained, or (d) relating to the Company or the Business in violation of any legal requirement, including any such payments to any governmental official or employee or political party or campaign.  Neither the Company nor any of its directors, managers, officers, employees, agents or representatives has accepted or received any unlawful contributions, payments, gifts or expenditures.

Section 3.31                    Related Parties.

To the Knowledge of the Seller, except as set forth on Schedule 3.31, neither any current or former stockholder, director, manager, officer, employee or Affiliate of the Company nor any current or former Affiliate of any such Person (collectively, the “Related Parties”), owns any asset (except for assets pursuant to which services are to be provided under the Transition Services Agreement), property or right, tangible or intangible, used by the Company, has any claim or cause of action against the Company, or is owed any payment or other obligation by the Company.  Except as set forth on Schedule 3.31 and except for services being provided under the Transition Services Agreement, the Company is not currently a party to any Contract, transaction, arrangement or course of dealing with any Related Party other than on an arm’s length basis.

Section 3.32                    Disclosure.

None of the representations or warranties of the Seller contained herein or in any Transaction Document to which the Seller or the Company is a party contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements or facts contained herein and therein not misleading in light of the circumstances under which they were made.  The Company or the Seller has made available to the Buyer true, complete and correct copies of each written Contract that is referred to in the Schedules attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

To induce the Seller to enter into this Agreement and consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:

Section 4.1                      Organization.

The Buyer is duly incorporated, validly existing and in good standing under the Laws of Delaware.

Section 4.2                      Authorization; Validity.

The Buyer has full legal right and all requisite corporate power and authority to operate and carry on its business as presently conducted, and to execute, deliver and perform this Agreement and the transactions and other agreements and instruments contemplated hereby.  The execution, delivery and performance by the Buyer of this Agreement and all other agreements and instruments contemplated hereby to which it is a party, and the consummation by the Buyer of the transactions contemplated hereby or thereby, have been duly and validly authorized by all necessary action on the part of the Buyer.  This Agreement and the other agreements and instruments contemplated hereby to which the Buyer is a party have been duly executed and delivered by the Buyer.  This Agreement and the transactions and other agreements and instruments contemplated hereby have been duly approved by the board of directors of the Buyer and constitute the valid and binding obligations of the Buyer, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.
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Section 4.3                      No Conflicts.

The execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not, with or without notice or lapse of time, or both: (a) conflict with, or result in a breach or violation of, the Buyer’s certificate of incorporation or by-laws or any resolutions of the board of directors or stockholders of the Buyer, (b) conflict with, result in a default, modification or termination under, give any Person a right of termination, cancellation, acceleration, suspension or revocation under, result in the loss of a benefit or the imposition of an obligation under, or require any consent, waiver, approval, notice, filing, declaration or authorization under, any material Contract or Permit to which the Buyer is a party or by which any of its properties, rights or assets are bound or (c) violate any Law to which the Buyer or any of its properties, rights or assets are subject or by which any of them are bound or require any consent, waiver, approval, notice, filing, registration, declaration or authorization with any Governmental Authority.

Section 4.4                      Investment Intent.

The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

Section 4.5                      Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission for which Seller shall have any obligations in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

Section 4.6                      Litigation.

There are no Actions pending or, to the knowledge of the Buyer, threatened against the Buyer or any of its properties, rights or assets seeking to prevent or delay the transactions contemplated by this Agreement.

Section 4.7                      Solvency.

Immediately after giving effect to the transactions contemplated by this Agreement, (a) the Buyer will not have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of the Buyer will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (b) the assets of the Buyer, at a fair valuation, will exceed its debts (including the probable amount of all contingent liabilities) and (c) the Buyer will not have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud creditors of the Seller or the Business.

ARTICLE V

COVENANTS

Section 5.1                      Further Assurances.

From time to time after the Closing Date, upon the reasonable request of any party, without further consideration, each party hereto shall execute, acknowledge and deliver all such other instruments and documents and shall use commercially reasonable efforts to take all such other actions as may be required to consummate and make effective the transactions contemplated by this Agreement.  For a period of six months after the date hereof, and except as provided in the Transition Services Agreement (in which case the Transition Services Agreement shall control), the Seller agrees to use commercially reasonable efforts to cooperate on a reasonable basis with the Buyer (a) to support the continuation of business between the Company or the Buyer and each supplier and customer of the Business (including, during such period, giving reasonable written notice as requested by the Buyer); (b) to refer all telephone or other inquiries from customers, suppliers and other persons regarding, relating to or in connection with the Business to the Company or the Buyer promptly (including any Service Level Warranty claims); and (c) to effect the transfer of the Company and the Business.

Section 5.2                      Tax Matters.

(a)      The Seller shall be responsible for and shall pay all Taxes of the Company for all periods and all Taxes that relate to the Company or the Business, or any Taxes for which the Company may be jointly or severally liable as part of any consolidated group prior to the Closing Date, that were incurred in or are attributable to any taxable period (or portion thereof) ending on or before the Closing Date.  The Seller shall prepare and file all Tax Returns for the Company for all periods ending before the Closing Date.  Such Tax Returns will be prepared and filed in accordance with applicable Law and, subject to the foregoing requirement, consistent with the past practice of the Company and, as to matters for which there is not a past practice, shall be prepared utilizing positions that have a realistic possibility of being sustained on their merits, as defined in Treas. Reg. Section 1.6694-2(b).  The Seller shall provide each such Tax Return to the Buyer at least 20 days before the due date of such Tax Return for the Buyer’s review and comment.  The Seller shall pay all Taxes required to be paid by the Company in connection with each such Tax Return, minus the amount of any accruals for such Taxes taken into account in determining the Actual Working Capital (which the Company shall pay), on or before the due date of such payment.

(b)      The Buyer shall cause the Company to prepare and timely file all required Tax Returns for the Tax periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Tax Periods”).  Such Tax Returns, which shall be provided to the Seller for its review and comment at least 20 days before the due date for filing (or, if required to be filed within 20 days after the Closing Date, as soon as reasonably possible following the Closing), shall be prepared in accordance with applicable Law and, subject to the foregoing requirement, consistent with the past practice of the Company and, as to matters for which there is not a past practice, shall be prepared utilizing positions that have a realistic possibility of being sustained on their merits, as defined in Treas. Reg. Section 1.6694-2(b); provided, that the Buyer shall incorporate the reasonable comments of the Seller consistent with this Agreement with respect thereto.  All Taxes for Straddle Tax Periods based on income, gross receipts or revenue shall be apportioned between the portion of the Straddle Tax Period ending on the day immediately preceding the Closing Date (the “Pre-Closing Portion”) and the portion of the Straddle Tax Period on and after the Closing Date (the “Post-Closing Portion”) as if the Pre-Closing Portion and Post-Closing Portion were separate Tax periods.  All other Taxes for Straddle Tax Periods shall be apportioned between the Pre-Closing Portion and the Post-Closing Portion based on the number of calendar days in each such portion.  Upon the written request of the Company setting forth in detail the computation of any amounts owed by the Seller, the Seller shall pay the Company the amount of all Taxes required to be paid by the Company with respect to the Pre-Closing Portion of each Straddle Tax Period, minus the amount of any accruals for such Taxes taken into account in determining the Actual Working Capital, on or before the due date of such payment.

(c)      After the Closing Date, each of the Seller and the Buyer shall use commercially reasonable efforts to (and shall cause their respective Affiliates to use commercially reasonable efforts to), at no cost to the other party: (i) assist the other party in preparing any Tax Returns that such other party is responsible for preparing and filing in accordance with this Section 5.2; (ii) reasonably cooperate in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of the Company (provided that the Seller shall have sole control with respect to any audits relating to periods occurring exclusively prior to the Closing Date and the Buyer shall have sole control with respect to any audits relating to periods occurring exclusively on or after the Closing Date); (iii) make available to the other and to any Tax authority as reasonably requested all information, records, and documents relating to Taxes of the Company; (iv) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the Company for taxable periods for which the other may have a liability; (v) furnish the other with copies of all correspondence received from any Tax authority in connection with any Tax audit or information request with respect to any such taxable period; (vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 5.8; and (vii) timely provide to the other powers of attorney or similar authorizations necessary to carry out the purposes of this Section 5.2.  The Buyer agrees to promptly provide the Seller with written notice of any written communication from any Governmental Authority with respect to any audit or Action in respect of Taxes of the Company for any period prior to the Closing Date, and the Seller agrees to promptly provide the Buyer with written notice of any written communication from any Governmental Authority with respect to any audit or Action in respect of Taxes of the Company for any period on or after the Closing Date, in each case providing copies of all such written notifications to the other party.

Section 5.3                  Employees; Benefits.

(a)      Effective as of the Closing, all employees of the Company as of the Closing shall remain employees of the Company (each, a “Hired Employee”); provided, that the Buyer, in its sole and absolute discretion, may terminate the employment of any Hired Employee after the Closing.  The Buyer may also, in its sole and absolute discretion, offer employment with the Buyer to certain of the Hired Employees, terminable at the will of the Buyer.  The Seller, on behalf of itself and all of its Affiliates, hereby consents to the continued employment of any such employees by the Company or the hiring of any such employees by the Buyer, as applicable, and waives any claims or rights that the Seller or any of its Affiliates may have against the Company or the Buyer or any such employee under any non-competition, confidentiality or employment agreement.  For the avoidance of doubt, nothing in this Section 5.3 shall give rise to any right to continuing employment on the part of any such employees, all of whom shall be employees “at will” except to the extent that the Buyer, at its sole option, may choose to enter into, or cause the Company to enter into, a separate contract of employment with any such employee.  Notwithstanding anything in this Agreement to the contrary, from and after the Closing Date, the Buyer will have sole and absolute discretion over the hiring, promotion, retention, termination and other terms and conditions of the employment of the employees of the Company.

(b)      The Buyer shall, directly or through Affiliates, pay or cause to be paid to each Hired Employee who is involuntarily terminated by the Buyer or its Affiliates without “cause” (as determined by the Buyer in its sole and absolute discretion) during the period beginning on the Closing Date and ending 60 days after the Closing Date, separation payments as determined in the Buyer’s sole and absolute discretion and in accordance with the Buyer’s internal policies; provided, that any such separation payments shall be conditioned upon the execution and delivery by the applicable employee of a waiver and release of all claims he or she may have against the Buyer, the Company and their Affiliates in a form provided by the Buyer.

(c)      The Buyer shall credit each Hired Employee with such Hired Employee’s service with the Company and its ERISA Affiliates for eligibility and vesting purposes under the Buyer’s health and welfare Plans (other than with respect to defined benefit or post-employment benefits, if any).

(d)      The Buyer acknowledges and agrees that the Company, and not the Seller or its Affiliates, shall be responsible for all liabilities relating to the Continuing Plans.

(e)      Coverage and benefits under the Retained Plans shall end for all Hired Employees of the Company as of the Closing Date (or, where required by applicable Law or the terms of the applicable Retained Plan, the last day of the month in which the Closing Date occurs), other than Retained Plans where coverage is extended pursuant to the Transition Services Agreement.  The Seller shall be responsible for and shall pay when due all Retention Bonuses and liabilities (including Taxes) under any Retained Plans.

(f)      The Buyer shall be solely responsible for all obligations under WARN, including, without limitation, advance written notice, back pay and benefits, and payment of any civil penalties, whether incurred by the Seller or awarded under WARN, and costs awarded under WARN, with respect to employees of the Company and triggering events occurring on or after the Closing Date (including any plant closing, mass layoff, termination of employment or similar event).

(g)      The Seller shall provide health care continuation coverage under Section 4980B of the Tax Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”) to current and former employees of the Company (and their qualified beneficiaries) who are on or eligible to elect COBRA commencing before the Closing Date.  The Buyer shall provide health care continuation coverage under COBRA to current and former employees of the Company (and their qualified beneficiaries) who are eligible to elect COBRA commencing on or after the Closing Date.

(h)      The Seller agrees to continue the medical coverage being provided to Hired Employees as of the Closing Date through December 31, 2015.

(i)      This Section 5.3 is for the benefit of the parties to this Agreement only.  Nothing in this Section 5.3 or elsewhere in this Agreement shall be construed as (a) conferring any legal rights, as a third party beneficiary or otherwise, upon any Hired Employee including continuation of employment by the Company or its Affiliates or the Business, or (b) amending or establishing, requiring Buyer to implement, or limiting the rights of Buyer to amend or discontinue, any fringe benefit plan, program or practice or any other employee benefit plan of any nature whatsoever.

Section 5.4                      [Reserved].

Section 5.5                      Release by the Seller.

Effective upon the Closing, the Seller, for itself and its Affiliates and their respective successors and assigns, hereby fully and unconditionally releases and forever discharges and holds harmless the Company and its directors, officers, employees, agents, Affiliates, successors and assigns from any and all claims, demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses),  liabilities or damages of every kind and nature whatsoever, whether now existing, known or unknown, which arises relating to events that occurred from the beginning of time through the Closing relating exclusively to the Company or the Business, that the Seller or any of its Affiliates may now have or may hereafter claim to have against the Company or any of such directors, officers, employees, agents, Affiliates, successors or assigns, other than those demands, losses, costs, expenses (including reasonable attorneys’ fees and expenses),  liabilities or damages arising from or relating to this Agreement, any of the instruments or documents executed and delivered in connection herewith or any of the transactions contemplated hereby or thereby .

Section 5.6                      Assistance with Permits and Filings.

The Seller shall furnish the Buyer with all information concerning the Seller and the Company that is reasonably required for inclusion in any application or filing made by the Buyer to any Governmental Authority in connection with the transactions contemplated by this Agreement.  The Seller will, at the Buyer’s cost and expense, use commercially reasonable efforts to assist the Buyer in obtaining any Permits, or any consents to assignment related thereto, that the Buyer will require in connection with the continued operation of the Company after the Closing.

Section 5.7                      Public Disclosure.

Except for a press release jointly approved by the Buyer and the Seller at, prior to or after the Closing, or as required by applicable Law or requested by any Governmental Authority, none of the parties hereto shall make any disclosure or permit any of their respective Affiliates to make any disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement unless previously approved by the Buyer and the Seller in writing, which approval shall not be unreasonably withheld or delayed.  Each party, on its own behalf and on behalf of its controlled Affiliates, covenants that, for a period of two years following the Closing Date, neither it nor its controlled Affiliates will knowingly make any public statements with the intent of disparaging the other party or their respective Affiliates, employees, or businesses.  Notwithstanding the foregoing, nothing in this Agreement shall preclude either party or any of its controlled Affiliates from making any true statements in connection with the exercise or enforcement of its rights under this Agreement or any other Company Agreement.  The foregoing shall not prohibit the Buyer or any of its Affiliates, following the Closing, from disclosing the change in ownership of the Company resulting from the consummation of the transactions contemplated pursuant to this Agreement.

Section 5.8                      Expenses and Fees.

The Buyer shall pay and be solely responsible for all of the fees, expenses and disbursements of the Buyer and its agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses.  The Seller shall pay at or prior to Closing and be solely responsible for all of the fees, expenses and disbursements of the Seller and the Company and their respective agents, representatives, brokers, finders, financial advisors, accountants and counsel incurred in connection with this Agreement and the transactions contemplated hereby, including negotiation, legal, travel and due diligence expenses, and including any transfer Taxes (including sales and use Taxes) associated with the transfer of the Business to the Buyer, if any (collectively, the “Transaction Costs”).

Section 5.9                      Limitations on Assignability; Payments.

(a)      If a Third Party Consent has not been obtained as of the Closing, the Seller shall reasonably cooperate with the Buyer and the Company to obtain such Third Party Consent following the Closing.  Without limiting the foregoing, and whether or not required by the foregoing, the Seller shall promptly submit to the Company any claims under insurance policies covering the Company or the Business.

(b)      To the extent any such amount is not or will not be included in the adjustment provided by Section 1.3, the Seller shall promptly pay to the Buyer all monies received by the Seller or any of its Affiliates following the Closing with respect to the Business or the Company or any of the Company’s assets, including any claim, right or benefit arising thereunder included in the Business or the Company’s assets.

Section 5.10                    Business Names.

The Seller acknowledges and agrees that the Company is the sole owner of the Business Names, and upon the Closing, the Business Names and all goodwill associated therewith shall remain the exclusive property of the Company.  Notwithstanding anything to the contrary set forth herein, except as provided in this Section 5.10 and except for purposes of complying with Section 5.11, the Buyer does not grant the Seller or any of its Affiliates a license to use, and neither the Seller nor any of its Affiliates shall have any right, title or interest in or to, any Business Name following the Closing.  From and after the Closing, except pursuant to any arms’ length written Contract between the Buyer or any of its Affiliates and the Seller or any of its Affiliates, neither Seller nor any of its Affiliates shall directly or indirectly, use, or license others to use, the Business Names as a trademark, service mark, trade dress, logo, slogan, trade name, corporate name or otherwise; provided, that the Seller and its Affiliates shall not be required to remove all references to any of the Business Names from its historical information and archived web sites; provided further, that the Seller and its Affiliates shall remove all references to any of the Business Names (including, without limitation, with respect to Cofactor being a joint offering of ShopLocal and Point Roll) from their websites and promotional and similar materials as soon as reasonably practicable after the Closing, and in no event later than 30 days after the Closing Date.

Section 5.11                    Preferred Provider.

(a)      From the Closing Date until the first anniversary of the Closing Date, so long as the Seller continues to operate the Cofactor brand (or any replacement brand for similar services), the Seller shall use commercially reasonable efforts to cause ShopLocal and any other Affiliate of the Seller providing goods or services using the Cofactor brand (or any replacement brand for similar services) (each, a “Cofactor Affiliate”) to promote the Buyer or its Affiliates, as applicable, as its preferred provider for all Point Roll Services in respect of any products or services marketed through the Cofactor brand (or any replacement brand for similar services) (“Cofactor Services”), in the manner set forth in this Section 5.11.  As soon as reasonably practicable after the Closing, the Buyer shall deliver to the Seller its rate card for the Point Roll Services, which rate card may be updated by the Buyer from time to time on no less than 10 days’ prior written notice.  To the extent a Cofactor Service would require Point Roll Services to achieve the customer’s desired functionality, the applicable Cofactor Affiliate shall use commercially reasonable efforts to make available to such customer the Buyer’s rate card for such Point Roll Services; provided, that such rate card need not be made available to the extent such customer already utilizes the Buyer or its Affiliates or another service provider for such Point Roll Services.  In connection with the foregoing, the applicable Cofactor Affiliate’s representatives shall use commercially reasonable efforts to state that the Buyer or its Affiliate, as applicable, is such Cofactor Affiliate’s preferred third-party provider for the applicable Point Roll Services; provided, that such statement need not be made if the applicable Point Roll Services do not meet service levels that are generally consistent with the service levels provided by Point Roll prior to the Closing.  Each Cofactor Affiliate shall further be permitted to bill the applicable Point Roll Services to its customers at the rates set forth on the Buyer’s rate card, and shall remit such billed amounts to the Buyer on no less than a monthly basis.   For purposes of this Section 5.11, “Point Roll Services” means any products and services offered by the Company during the 12 months immediately preceding the Closing; provided, that if the Buyer transitions any such products or services to another Affiliate of the Buyer, then such products and services shall remain Point Roll Services hereunder.

(b)      The Seller hereby grants the Buyer a 30-day, limited, non-exclusive, non-sublicensable, royalty-free right and license to use the name “Cofactor” solely in the manner currently used by the Company and to inform its customers that the Cofactor brand is no longer being utilized by the Company; provided, that the Buyer shall not use such name in connection with the marketing of any products or services, including any Point Roll Services.  The Buyer shall cause the Company to remove all references to Cofactor (including, without limitation, with respect to Cofactor being a joint offering of ShopLocal and Point Roll) from its website and promotional and similar materials as soon as reasonably practicable after the Closing, and in no event later than 30 days after the Closing Date.  Notwithstanding the foregoing, during the preferred provider period under Section 5.11(a), the Buyer shall be permitted to promote its status as a preferred provider to the Cofactor Affiliates on the Buyer’s website and in its promotional and similar materials with the Seller’s prior written consent.

(c)      As soon as reasonably practicable after the Closing, and in no event later than 30 days after the Closing Date, the Seller shall update the “Partners” page on the “www.cofactordigital.com” website (or any successor website thereto) to include the Buyer’s logo in a manner no less prominent than the Seller’s other listed partners and designate the Buyer as a preferred provider, with such designation to remain in place until the first anniversary of the Closing Date unless the Seller reasonably determines that the statement of such designation would be damaging to the Seller.

ARTICLE VI

INDEMNIFICATION

Section 6.1                      General Indemnification by the Seller.

Subject to the limitations of Section 6.3, the Seller covenants and agrees to indemnify, defend, protect and hold harmless the Buyer and each of its Affiliates, and each of their respective stockholders, directors, managers, members, control persons, officers, employees, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of all Losses suffered, sustained, incurred or paid by any Buyer Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a)      any misrepresentation, breach or inaccuracy of any representation or warranty of the Seller set forth in this Agreement or any Transaction Document delivered by or on behalf of the Seller in connection herewith;

(b)      any nonfulfillment or breach of any covenant or agreement on the part of the Seller set forth in this Agreement or any Transaction Document delivered by or on behalf of the Seller in connection herewith;

(c)      any liability arising from any Action or other third party claims relating to or arising from the activities and operations of the Company or the Business with respect to any period (or portion thereof) occurring prior to the Closing Date, including, without limitation, those matters set forth (or that should have been set forth) on Schedule 3.15; and

(d)      any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Company, the Seller or any of their respective Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

Section 6.2                      General Indemnification by the Buyer.

Subject to the limitations of Section 6.3, the Buyer covenants and agrees to indemnify, defend, protect and hold harmless the Seller and each of its Affiliates, and each of their respective stockholders, directors, managers, members, control persons, officers, employees, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against and in respect of all Losses suffered, sustained, incurred or paid by any Seller Indemnified Party in connection with, resulting from or arising out of, directly or indirectly:

(a)      any misrepresentation, inaccuracy or breach of any representation or warranty of the Buyer set forth in this Agreement or any Transaction Document delivered by or on behalf of the Buyer in connection herewith;

(b)      any nonfulfillment or breach of any covenant or agreement on the part of the Buyer set forth in this Agreement or any Transaction Document delivered by or on behalf of the Buyer in connection herewith; and

(c)      any claim for brokers’ or finders’ fees or agents’ commissions arising from or through the Buyer or any of its Affiliates in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

Section 6.3                      Limitation of Indemnification Obligations.

(a)      Notwithstanding anything to the contrary contained in this Agreement, the Buyer and the Seller acknowledge that, except for claims involving fraud or breach of the Seller Fundamental Representations (for which the indemnification obligations of the Seller under Section 6.1(a) shall be unlimited), the Seller shall not be liable for any indemnification obligations pursuant to Section 6.1(a) in excess of the Liability Cap, and shall not be required to pay for any indemnification obligations pursuant to Section 6.1(a) outside of the Indemnification Holdback Amount.

(b)      Notwithstanding anything to the contrary contained in this Agreement, the Buyer and the Seller acknowledge that, except for claims involving fraud or breach of the Buyer Fundamental Representations (for which the indemnification obligations of the Buyer under Section 6.2(a) shall be unlimited), the Buyer shall not be liable for any indemnification obligations pursuant to Section 6.2(a) in excess of the Liability Cap.

(c)      No Buyer Indemnified Party or Seller Indemnified Party shall be entitled to indemnification under Section 6.1(a) or Section 6.2(a) with respect to any Losses until the aggregate amount of such Losses exceeds $150,000 (the “Basket”); provided, that to the extent indemnifiable Losses hereunder exceed the Basket, then all such Losses shall be indemnifiable hereunder; provided, further, that the Basket shall not apply to breaches of Section 3.1  (Organization), Section 3.2 (Authorization; Validity), Section 3.3 (Capitalization), Section 3.4 (No Subsidiaries), Section 3.6 (Title to the Shares), Section 3.7 (Title to Assets), Section 3.22 (Taxes) or Section 3.29 (Brokers) (collectively, the “Seller Fundamental Representations”) or of Section 4.1 (Organization), Section 4.2 (Authorization; Validity), or Section 4.5 (Brokers) (collectively, the “Buyer Fundamental Representations”).

(d)      No party shall be liable under this Article VI for any (i) Losses relating to any matter to the extent that there is included in the calculation of Working Capital a specific liability or reserve relating to such matter, but only to the extent of such reserve, or (ii) Losses in respect of punitive or exemplary damages (other than Losses in respect of punitive or exemplary damages payable to a third party in connection with a Third Party Claim).

(e)      Notwithstanding anything to the contrary in this Agreement, the right of any party hereto to indemnification, payment of Losses or other remedies at any time will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of any representation, warranty, covenant, agreement or obligation or by the waiver of any condition.

(f)      Notwithstanding anything to the contrary herein, solely for purposes of calculating indemnifiable Losses under Section 6.1 and Section 6.2, each representation, warranty, covenant and agreement (whether made herein or in any other document, agreement or instrument delivered in connection herewith or therewith), other than the representations and warranties of the Seller set forth in Sections 3.11, 3.12, 3.17(a), 3.18(a), 3.24(a), 3.24(d), 3.25(a) and 3.32, shall be deemed to be made without any qualification or limitation as to materiality (including any qualification or limitation made by reference to a Material Adverse Effect) and, without limiting the foregoing, the words “material” and “Material Adverse Effect” and words of similar import (but not the term “Material Contract”) shall be deemed deleted from any such representation, warranty, covenant or agreement.

(g)      Notwithstanding anything to the contrary set forth herein, the Buyer shall have no obligations under Section 6.2 with respect to any matter for which any Buyer Indemnified Party is entitled to indemnification under Section 6.1 (without giving effect to any limitations, including with respect to time, survival periods or knowledge or materiality qualifiers).

(h)      If any fact, circumstance or event gives rise to a claim pursuant to multiple sections or provisions of this Agreement or any Transaction Document delivered in connection herewith, the party asserting such claim shall have the right, at its sole discretion, to assert its claim pursuant to any or all such sections or provisions, and shall be entitled to each and every remedy available pursuant to each and every section or provision pursuant to which such party elects, at its sole discretion, to assert such claim; provided that any liability for indemnification under this Agreement shall be determined without duplication of recovery.

(i)      Notwithstanding anything herein to the contrary, any claims involving fraud shall not be subject to the limitations under this Section 6.3.

Section 6.4                      Survival and Expiration of Representations, Warranties and Covenants.

(a)      The representations and warranties of the Buyer (whether set forth in this Agreement or any Transaction Document delivered by or on behalf of the Buyer in connection herewith) shall survive the Closing and shall expire on the later of the applicable dates specified in clause (i) or (ii) of this Section 6.4(a):

(i)           (A)      except as to Buyer Fundamental Representations, the Indemnification Retention Date;

(B)      with respect to the Buyer Fundamental Representations, on the date that is (x) 90 days after the expiration of the longest federal, state, local or foreign statute of limitations (including extensions thereof) applicable to the underlying claim or (y) if there is no applicable statute of limitations, the seventh anniversary of the Closing Date; and

(ii)           with respect to any Claim properly made and not finally resolved, the final resolution of such Claim.

(b)      The representations and warranties of the Seller (whether set forth in this Agreement or any Transaction Document delivered by or on behalf of the Seller in connection herewith) shall survive the Closing and shall expire on the later of the applicable dates specified in clause (i) or (ii) of this Section 6.4(b):

(i)          (A)       except as to Seller Fundamental Representations, the Indemnification Retention Date;

(B)      with respect to the Seller Fundamental Representations, on the date that is (x) 90 days after the expiration of the longest federal, state, local or foreign statute of limitations (including extensions thereof) applicable to the underlying claim or (y) if there is no applicable statute of limitations, the seventh anniversary of the Closing Date; and

(ii)           with respect to any Claim properly made and not finally resolved, the final resolution of such Claim.

(c)      All covenants and agreements of the parties (whether set forth in this Agreement or any Transaction Document delivered in connection herewith, and including the obligations set forth in Section 6.1 and Section 6.2) shall survive the Closing, continue in effect and expire only in accordance with their respective terms.

Section 6.5                      Indemnification Procedures.

All claims for indemnification under this Article VI (“Claims”) shall be asserted and resolved as follows:

(a)      In the event that any Person entitled to indemnification hereunder (the “Indemnified Party”) has a Claim against any party obligated to provide indemnification pursuant to Section 6.1 or Section 6.2, as applicable (the “Indemnifying Party”), or any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder has been asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall with reasonable promptness notify the Indemnifying Party in writing of such Third Party Claim, specifying the nature of such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such Third Party Claim) (the “Claim Notice”). The Indemnified Party’s failure to give reasonably prompt written notice as required by this Section 6.5 of any Third Party Claim that may give rise to a right of indemnification hereunder shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to the Indemnified Party, except to the extent the failure to give such notice materially and adversely affects the ability of any Indemnifying Party to defend against such Third Party Claim.

(b)      If an Indemnified Party asserts a Claim (other than a Claim asserted pursuant to Section 6.5(e), except as provided therein) that does not involve a Third Party Claim and the Indemnifying Party does not notify the Indemnified Party in writing within 30 days after delivery of the Claim Notice (the “Notice Period”) that the Indemnifying Party disputes such Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.  If the Indemnifying Party makes an objection in writing, the Indemnified Party and Indemnifying Party shall attempt in good faith for 30 days to agree upon the rights of the respective parties with respect to such Claim.  If the Indemnified Party and Indemnifying Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and such Claim shall be deemed to be finally resolved hereunder.  If such parties shall not agree, each Indemnified Party shall be entitled to initiate proceedings and seek remedies as may be permitted under the terms of this Agreement and applicable Law, in which case such Claim shall be deemed finally resolved hereunder upon (i) the agreement of the parties or (ii) a final judgment of a court of competent jurisdiction with respect to such Claim.

(c)      If any Indemnified Party asserts a Claim involving a Third Party Claim, the Indemnifying Party shall have the ability to assume the defense of such Third Party Claim so long as: (i) the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party’s obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, (ii) the Indemnifying Party defends against such Third Party Claim by appropriate proceedings at its sole cost and expense with legal counsel reasonably acceptable to the Indemnified Party; (iii) the amount of Losses for which the Indemnified Party is potentially indemnifiable under this Article VI (as determined by the Indemnifying Party in its reasonable discretion) in connection with such Claim exceeds the amount of Losses sought in such Third Party Claim or would reasonably be expected to exceed the expected amount of such Losses; and (iv) the Third Party Claim does not (A) involve criminal liability, (B) involve any Governmental Authority as a plaintiff, or (C) involve issues that raise an actual conflict of interest between the Indemnifying Party and the Indemnified Party or for which the Indemnified Party may have different or additional defenses available to it; provided that unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter unless such settlement (x) includes a complete and unconditional release of the Indemnified Party in respect of the Third Party Claim, (y) involves no admission of wrongdoing by the Indemnified Party or its Affiliates, and (z) excludes any injunctive or non-monetary relief applicable to the Indemnified Party or its Affiliates.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at its sole cost and expense.  If the Indemnifying Party does not assume the defense of such Third Party Claim, the Indemnifying Party shall still have the right to participate in the defense of such claim at its sole cost and expense.  If the Indemnifying Party notifies the Indemnified Party of such participation, the Indemnified Party shall enter into a reasonable joint defense agreement with the Indemnifying Party and shall provide the Indemnifying Party with such information and materials relating to such Third Party Claim as the Indemnifying Party shall reasonably request.  The Indemnified Party may, with the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed) during the Notice Period to file any motion, answer or other pleading and to take any other action that the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party’s interests.

(d)      If (i) the Indemnifying Party elects not to defend the Indemnified Party against such Third Party Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise or (ii) the terms of this Agreement do not permit the Indemnifying Party to defend the Indemnified Party against such Third Party Claim, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Third Party Claim in the Indemnified Party’s sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all Losses of the Indemnified Party with respect thereto, including interest from the date such Losses were incurred.  All reasonable costs and expenses incurred by the Indemnified Party in so defending a Third Party Claim shall constitute Losses.  If the Indemnified Party defends itself against a Third Party Claim and the Indemnifying Party desires to participate in, but not control, the defense or settlement of the Third Party Claim, the Indemnifying Party may do so at its sole cost and expense.

(e)      Notwithstanding anything to the contrary herein, an Indemnified Party may make a claim hereunder even where the Indemnified Party has not yet suffered Losses or where the full amount of any Losses is not yet known, provided (i) the Claim Notice sets forth the specific basis for any such claim, (ii) the Claim Notice includes an estimate of such potential Losses as reasonably determined by the Indemnified Party and the amount of such Claim is not in excess of such reasonable estimate, and (iii) the Indemnified Party provides the Indemnifying Party with all such information and documentation reasonably necessary for the Indemnifying Party to verify such estimate.  Once any Losses have been suffered by the Indemnified Party, the Indemnified Party shall promptly provide an updated Claim Notice to the Indemnifying Party and such Claim Notice shall become subject to the dispute procedures set forth in Section 6.5(b).

Section 6.6                      Indemnity Payments.

Any payment pursuant to a claim for indemnification under this Article VI shall be made by wire transfer or delivery of other immediately available funds to an account designated by the Indemnified Party no later than 30 days after (i) receipt by the Indemnifying Party of written notice from the Indemnified Party setting forth its wire instructions and (ii) such claim has been finally resolved as determined in accordance with this Agreement.  If any disputed claim (other than a Third Party Claim) is resolved by litigation after the rendering of a judgment or order from a court of competent jurisdiction, the non-prevailing party in such dispute shall promptly reimburse the prevailing party for any and all reasonable out-of-pocket costs and expenses (including all reasonable attorneys’ fees) incurred as a result of such litigation, in addition to any other costs or expenses such party may be obligated to pay pursuant the terms of this Agreement.  Notwithstanding anything to the contrary contained herein, with respect to any payment required under this Article VI to be made to a Buyer Indemnified Party by the Seller, the Buyer shall be required to apply the Indemnification Holdback Amount against such payment and, except with respect to the Seller Fundamental Representations or as provided in Section 6.3(i), shall have no other recourse against Seller and covenants not to sue Seller with respect to any such other amounts.

Section 6.7                      Treatment of Indemnity Payments.

Any payments made to an Indemnified Party pursuant to this Article VI shall be treated as an adjustment to the Purchase Price for tax purposes.

Section 6.8                      Insurance Offset.

If the Indemnified Party receives insurance proceeds or indemnity or contribution payments prior to being indemnified under this Article VI, the payment by an Indemnifying Party under this Article VI with respect to such Losses shall be reduced by the net amount of such insurance proceeds or indemnity or contribution payments paid to the Indemnified Party to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.  If the Indemnified Party receives such insurance proceeds or indemnity or contribution payments after being indemnified by an Indemnifying Party with respect to such Losses, the Indemnified Party shall pay to the Indemnifying Party the net amount of such insurance proceeds or indemnity or contribution payments to the extent related to such Losses, less reasonable attorney’s fees and other expenses incurred in connection with such recovery.

Section 6.9                      Remedies Exclusive.

Notwithstanding anything to the contrary contained in this Agreement, the Buyer and the Seller acknowledge that, except for (a) claims involving fraud, (b) equitable remedies under the provisions of Article VII, (c) claims for payments under Article I, and (d) specific performance of a breach of Section 5.2 (Tax Matters), the remedies provided in this Article VI shall be the exclusive remedies of the Indemnified Parties after the Closing in connection with any breach by an Indemnifying Party of a representation or warranty and non-performance, partial or total, of any covenant or agreement contained in this Agreement or any Transaction Document delivered by or on behalf of any party in connection herewith.

ARTICLE VII

NON-COMPETITION AND CONFIDENTIALITY

Section 7.1                      Prohibited Activities.

As further consideration for the purchase of the Shares and the other transactions contemplated by this Agreement and as inducement for the Buyer to enter into this Agreement, the Seller covenants and agrees with the Buyer that, for a period of two years following the Closing Date, the Seller shall not, and shall cause its controlled Affiliates not to, for any reason whatsoever, directly or indirectly (in any capacity, including as an officer, director, manager, trustee, stockholder, beneficiary, owner, partner, member, joint venturer, investor, employee, independent contractor, agent, consultant, adviser, sales representative of any other Person or otherwise), for the Seller or on behalf of or in conjunction with any other Person, anywhere in the world where the Business is conducted as of the date of this Agreement (the “Territory”):

(a)      engage in, participate with or have any direct or indirect financial interest in any business that competes with the Business (a “Competitive Business”); provided, that nothing in this Section 7.1(a) will prohibit Seller and its Affiliates from (i) owning securities having no more than five percent of the outstanding voting power of any entity having such securities actively traded on a national securities exchange, (ii) providing content, media or other related services to a Competitive Business so long as the provision thereof does not in and of itself constitute a Competitive Business, (iii) owning, managing or controlling any Competitive Business that Seller or its Affiliates may directly or indirectly acquire as part of a larger acquisition transaction, provided that the operations of the Competitive Business, in the aggregate, represent no more than ten percent (10%) of the total revenues of all properties acquired in such acquisition transaction, and (d) offering any of the products and services, or participating in the business relationships with any of the Persons, in each case as set forth on Schedule 7.1(a);

(b)      employ or hire away any Person who is, at that time, or who has been within one year prior to that time, within the Territory, an employee of the Business or of the Company, other than (i) the hiring of any Person who responds to any general solicitation or advertisement placed by Buyer or its Affiliates (including through the use of any executive recruiter or employment agency) not directed towards employees of the Business; or (ii) the hiring of any Person who was terminated by the Company and is no longer an employee of the Buyer or its Affiliates as long as such hiring occurs after the termination date specified in the termination notice delivered by the Company to such Person;

(c)      solicit or intentionally influence any employee, contractor, subcontractor, consultant, sales representative or vendor of the Business (each, a “Restricted Person”) for the purpose or with the intent of enticing such Restricted Person away from the Business, other than the solicitation of any Person who responds to any general solicitation or advertisement placed by Buyer or its Affiliates (including through the use of any executive recruiter or employment agency) not directed towards Restricted Persons of the Business; or

(d)      solicit or intentionally influence any Person who is, at that time, or that has been within two years prior to that time, a customer of the Business or of the Company within the Territory for the purpose or with the intent of soliciting or selling, or in a manner reasonably likely to result in the sale of, products or services in direct or indirect competition with the Business or the Company within the Territory.

Section 7.2                      Confidentiality.

The Seller recognizes that by reason of the Seller’s ownership of the Company before the Closing Date and information provided by the Buyer to the Seller in connection with the transactions contemplated hereby, the Seller has acquired and will acquire Confidential Information, the use or disclosure of which could cause the Company or the Buyer or its Affiliates substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, the Seller covenants and agrees with the Buyer that it will not at any time, except in performance of its obligations to the Buyer, directly or indirectly, use, disclose or publish, or permit any other Person (including any Affiliate of the Seller) to disclose or publish, any Confidential Information, or use any such information in a manner detrimental to the interests of the Company or the Buyer or any of its Affiliates, unless (i) such information becomes generally known to the public through no fault of the Seller, (ii) the disclosing party is advised in writing by counsel that disclosure is required by Law or the order of any Governmental Authority of competent jurisdiction under color of Law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, however, that prior to disclosing any information pursuant to clause (i), (ii) or (iii) above, such Person shall give prior written notice thereof to the Buyer and provide the Buyer with the opportunity to contest such disclosure and shall cooperate with efforts to prevent or limit such disclosure; provided, further, that the Seller may use Confidential Information for purposes of preparing its tax returns, as required by applicable Law, in order to exercise its rights and perform its obligations under this Agreement and the Transition Services Agreement and for purposes of evidencing its compliance with this Agreement and its other confidentiality obligations to the Buyer.

Section 7.3                      Reasonable Restraint.

The parties agree that the covenants in this Article VII impose a reasonable restraint on the Seller in light of the activities and business of the Company and the Business and the Buyer and its Affiliates on the date of the execution of this Agreement and the current plans of the Business and the Company and the Buyer and its Affiliates, but it is also the intent of the parties that such covenants be construed and enforced in accordance with the changing activities and business of the Business and the Company and the Buyer and its Affiliates throughout the term of such covenants.

Section 7.4                      Severability; Reformation.

The covenants in this Article VII are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent that the court deems reasonable and the Agreement shall thereby be reformed.

Section 7.5                      Specific Performance.

Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements set forth in this Article VII.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the rights set forth in Section 8.4 with respect to such covenants and agreements.

Section 7.6                      Independent Covenant.

Each of the covenants in this Article VII shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Buyer of such covenants.  The parties expressly acknowledge that the terms and conditions of this Article VII are independent of the terms and conditions of any other agreements, including any employment agreements entered into in connection with this Agreement.  It is specifically agreed that the periods set forth in this Article VII during which the agreements and covenants made in this Article VII shall be effective, shall be computed by excluding from such computation any time during which the Person bound by such agreement or covenant is found by a court of competent jurisdiction to have been in violation of any provision of this Article VII.  The covenants contained in this Article VII shall not be affected by any breach of any other provision hereof by any party hereto.

Section 7.7                      Materiality.

Each of the parties hereto hereby agrees that the covenants set forth in this Article VII are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

ARTICLE VIII

GENERAL

Section 8.1                      Successors and Assigns.

This Agreement and the rights of the parties hereunder may not be assigned without the prior written consent of the other parties hereto (except by operation of Law) and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors, heirs and legal representatives; provided, however, that notwithstanding the foregoing, either party may assign any or all of its rights, obligations or liabilities hereunder to any of its Affiliates or in connection with a sale, merger or other transaction involving a transfer of substantially all of its assets.  Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.

Section 8.2                      Entire Agreement.

This Agreement (which includes the Schedules and Exhibits hereto) and all other agreements contemplated hereby set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.  Each of the schedules (the “Schedules”) and exhibits (the “Exhibits”) to this Agreement is incorporated herein by this reference and expressly made a part hereof.  The obligations contained in Paragraph 10 of the Letter Agreement from the Buyer, agreed and accepted by the Seller, dated as of October 9, 2015, insofar as it covers confidential information relating exclusively or primarily to the Business, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.

Section 8.3                      Counterparts.

This Agreement may be executed in multiple counterparts (including by electronic means such as facsimile or portable document format (.pdf)) and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.  Signatures hereto transmitted by electronic means such as facsimile or portable document format (.pdf) shall be effective as original signatures.

Section 8.4                      Specific Performance; Remedies.

Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any party of any of the covenants or agreements contained in this Agreement, including without limitation the provisions set forth in Article VII.  It is accordingly agreed that, in addition to any other remedies that may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties’ covenants and agreements contained in this Agreement, in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

Section 8.5                      Notices.

Any notice, request, claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (with confirmation of receipt), by electronic mail, by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:

If to the Buyer or the Parent, to:

Sizmek Technologies, Inc.
500 West 5th Street, Suite 900
Austin, Texas 78701
Attention:  Kenneth J. Saunders
Email:  ken.saunders@sizmek.com

with a copy (which shall not constitute notice) to:

Sizmek Technologies, Inc.
500 West 5th Street, Suite 900
Austin, Texas 78701
Attention:  Legal Department
Email:  legal-szmk@sizmek.com

with another copy (which shall not constitute notice) to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004
Attention:  William O’Neill
Email:  william.o’neill@lw.com
Telephone No.:   (202) 637-2275
Facsimile No.:     (202) 637-2201

If to the Seller, to:

TEGNA Inc.
7950 Jones Branch Dr.
McLean, VA 22107
Attention:  Tom Cox
Email:  tcox@tegna.com

With a copy (which shall not constitute notice) to:

TEGNA Inc.
7950 Jones Branch Drive
McLean, VA 22107
Attention:  Chief Legal Officer
Email:  tmayman@tegna.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
799 9th St NW, Suite 500
Washington, D.C. 20001
Attention:  John C. Partigan, Esq.
Email:  jpartigan@nixonpeabody.com

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (a) if delivered personally, as of the date so delivered, (b) one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, (c) four business days after it is sent by prepaid registered or certified mail, or (d) only when actually received by the addressees if given by any other means.

Section 8.6                      Governing Law; Consent to Jurisdiction and Waiver of Trial by Jury.

(a)                 This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the internal laws, and not the laws governing conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Laws) of the State of New York.

(b)                 Each of the parties hereto agrees that any dispute, controversy or claim arising out of or relating to this Agreement or the transactions contemplated hereby shall be resolved only in the Courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Agreement irrevocably and unconditionally:

(i)           submits for itself and its property in any action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Courts of the State of New York sitting in the County of New York, the United States District Court for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York state court or, to the extent permitted by Law, in such federal court;

(ii)          consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same;

(iii)         agrees not to bring any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court;

(iv)         agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 8.5; and

(v)         agrees that nothing in this Agreement, or any document delivered pursuant hereto shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR ANY OTHER TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE RELATED DOCUMENTS AND ANY OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.6.

Section 8.7                      Severability.

If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.  The preceding sentence is in addition to and not in place of the severability provisions in Section 7.4.

Section 8.8                      Absence of Third Party Beneficiary Rights.

No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any director, manager, stockholder, member, officer, employee, partner, client, customer or Affiliate of any party hereto or any other Person, other than the parties hereto, the Buyer Indemnified Parties and the Seller Indemnified Parties.

Section 8.9                      Mutual Drafting.

This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties and shall not be construed for or against any party hereto.

Section 8.10                    Further Representations.

Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel.  Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by any other party as to such tax consequences.

Section 8.11                    Amendment; Waiver.

This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.  Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.12                    Usage.

The defined terms herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to “Articles,” “Sections,” “Schedules” and “Exhibits” shall be deemed to be references to Articles and Sections of and Schedules and Exhibits to this Agreement unless the context shall otherwise require.  All Schedules and Exhibits attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Schedule or Exhibit shall have the meanings ascribed to such terms in this Agreement.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  Unless otherwise expressly provided, wherever the consent of any Person is required or permitted herein, such consent may be withheld in such Person’s sole discretion.  All references to amounts denominated in dollars shall mean U.S. dollars, except where specifically noted otherwise.  Whenever any payment hereunder is to be paid in “cash,” payment shall be made in U.S. dollars and the method for payment shall be by wire transfer of immediately available funds.  In the event there is any need to convert U.S. dollars into any foreign currency, or vice versa, for any purpose under this Agreement, the exchange rate shall be that published by the Wall Street Journal on the date an obligation is paid (or if the Wall Street Journal is not published on such date, the first date thereafter on which the Wall Street Journal is published).

Section 8.13                    Schedules.

Unless otherwise expressly specified, (a) each reference in this Agreement to any numbered Schedule is a reference to only that numbered Schedule and (b) no disclosure made on any particular numbered Schedule shall be deemed made on any other numbered Schedule unless the relation to such other numbered Schedule is readily apparent on its face that such disclosure applies to such other numbered Schedule.

Section 8.14                      Defined Terms.

(a)      Following is a list of the defined terms used in this Agreement and the section references where they are defined.

Accountant – Section 1.3(c)
Accounts Receivable – Section 8.14(b)
Actions – Section 3.15
Actual Working Capital – Section 1.3(c)
Affiliate – Section 8.14(b)
Agreement – Preamble
Assumed Leases – Section 8.14(b)
Bankruptcy and Equity Exception – Section 3.2
Base Balance Sheet – Section 3.11
Base Balance Sheet Date – Section 3.11
Basket – Section 6.3(c)
Books and Records – Section 2.2(a)(ii)
Business – Recitals
Business Names – Section 8.14(b)
Business Products – Section 3.21
Buyer – Preamble
Buyer Fundamental Representations – Section 6.3(c)
Buyer Indemnified Parties – Section 6.1
Change of Control Obligations – Section 8.14(b)
Claim Notice – Section 6.5(a)
Claims – Section 6.5
Closing – Section 2.1
Closing Date – Section 2.1
COBRA – Section 5.3(g)
Cofactor Affiliate – Section 5.11(a)
Cofactor Services – Section 5.11(a)
Company – Section 8.14(b)
Company Indebtedness – Section 8.14(b)
Company Intellectual Property – Section 8.14(b)
Company Licensed Intellectual Property – Section 8.14(b)
Company Owned Intellectual Property – Section 8.14(b)
Company Plan – Section 3.24(a)

Company Privacy Policies – Section 3.20(j)
Company Registrations – Section 3.20(a)
Company VEBA – Section 3.24(a)
Competitive Business – Section 7.1(a)
Confidential Information – Section 8.14(b)
Continuing Plan – Section 3.24(b)
Contract – Section 8.14(b)
Deferred Payment – Section 1.2(b)
Deferred Payment Date – Section 1.2(b)
Environment – Section 8.14(b)
Environmental Law – Section 8.14(b)
ERISA – Section 3.24(a)
ERISA Affiliate – Section 3.24(a)
Exhibits – Section 8.2
Financial Statements – Section 3.11
GAAP – Section 8.14(b)
Governmental Authority – Section 8.14(b)
Hazardous Material – Section 8.14(b)
Hazardous Materials Activities – Section 3.27(b)
Hired Employee – Section 5.3(a)
In-Licenses – Section 3.20(h)
Indemnification Holdback Amount – Section 1.2(c)
Indemnification Retention Date – Section 1.2(c)
Indemnified Party – Section 6.5(a)
Indemnifying Party – Section 6.5(a)
Initial Payment – Section 1.2(a)
Intellectual Property – Section 8.14(b)
Intellectual Property Registrations – Section 8.14(b)
IRS – Section 8.14(b)
Key Employees – Section 8.14(b)
Knowledge of the Seller – Section 8.14(b)
Laws – Section 8.14(b)
Leases – Section 3.14
Liability Cap – Section 1.2(c)
Lien – Section 8.14(b)
Losses – Section 8.14(b)
Material Adverse Effect – Section 8.14(b)
Material Contracts – Section 3.17(b)
Multi-Employer Plan – Section 3.24(a)
Net Debt – Section 1.3(b)
Notice Period – Section 6.5(b)
Out-Licenses – Section 3.20(g)
Parent – Preamble
Patent Rights – Section 8.14(b) (definition of Intellectual Property)
PBGC – Section 3.24(a)
Pension Plan – Section 3.24(a)
Permit – Section 8.14(b)
Permitted Liens – Section 8.14(b)
Person – Section 8.14(b)
Personal Data – Section 8.14(b)
Personal Property – Section 8.14(b)

Plan – Section 3.24(a)
Plan Sponsor – Section 3.24(a)
Point Roll – Preamble
Point Roll Services – Section 5.11(a)
Post-Closing Portion – Section 5.2(b)
Pre-Closing Portion – Section 5.2(b)
Predecessors – Section 3.27(a)
Privacy Codes – Section 8.14(b)
Purchase Price – Section 1.2
Qualified Plan – Section 3.24(a)
Real Property – Section 8.14(b)
Related Parties – Section 3.31
Release – Section 8.14(b)
Restricted Person – Section 7.1
Retained Plan – Section 3.24(b)
Retention Bonuses – Section 8.14(b)
Rovion – Section 8.14(b)
Schedules – Section 8.2
Seller – Preamble
Seller Fundamental Representations – Section 6.3(c)
Seller Indemnified Parties – Section 6.2
Service Level Warranties – Section 3.21
Shares – Recitals
Significant Customers – Section 3.16(a)
Stated Working Capital – Section 1.3(c)
Straddle Tax Periods – Section 5.2(b)
Tax Code – Section 8.14(b)
Taxes – Section 8.14(b)
Tax Return – Section 8.14(b)
Territory – Section 7.1
Third Party Claim – Section 6.5(a)
Third Party Consents – Section 3.9
Title IV Plan – Section 3.24(a)
Trademarks – Section 8.14(b) (definition of Intellectual Property)
Transaction Costs – Section 5.8
Transition Services Agreement – Section 2.2(a)(iv)
VEBA – Section 3.24(a)
WARN – Section 8.14(b)
Welfare Plan – Section 3.24(a)
Working Capital – Section 1.3(a)

(b)      The following terms have the following meanings:

“Accounts Receivable” means all trade and other accounts and notes receivable of the Seller.

“Affiliate” means, with respect to any Person, any other Person that is deemed to be an affiliate of such Person under interpretations of the Securities Exchange Act of 1934, as amended.

“Assumed Leases” means Point Roll’s Leases for the premises located at 3200 Horizon Drive, Suite 120, King of Prussia, PA 19406; 2800 Livernois Road, Bldg D, Suite 630, Troy, MI 48083; and 11835 West Olympic Blvd., Suite 1250E, Los Angeles, CA 90064, in each case as amended.

“Business Names” means any and all business names, brand names, marketing names, trade names, trademarks, service marks and domain names related to or used in connection with the Business, including any business name, brand name, marketing name, trade name, trademark, service mark and domain name that includes any of the words “PointRoll” or “BadBoy” or “FatBoy” or “FoldOver” or “PaperBoy” or “TomBoy” or “TowelBoy” or “Rovion” or “InPerson” or “BlueStream” and any and all other derivatives thereof, including any registrations and/or applications for registration of the foregoing).

“Change of Control Obligations” means all severance, change of control and similar obligations owed by the Company to any Person in connection with the sale of the Shares by Seller to Buyer.

“Company” means Point Roll and Rovion, collectively, unless explicitly stated otherwise.

“Company Indebtedness” means, without duplication, the aggregate amount of (i) any obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, and any prepayment premiums, penalties and any other fees and expenses required to satisfy such indebtedness, (ii) any obligations of the Company evidenced by bonds, debentures, notes or similar instruments, (iii) any compensation owed to any current or former employee of the Seller (other than deferred compensation payable by the Company in the ordinary course of business and reserved in the Financial Statements), (iv) any obligations of the Company under conditional sale or other title retention agreements, (v) any obligations of the Company issued or assumed as the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of the Company’s business), (vi) any capitalized Lease obligations of the Company, (vii) any obligations of others secured by any Lien on property or assets owned or acquired by the Company, whether or not the obligations secured thereby have been assumed, (viii) any obligations of the Company under interest rate or currency swap transactions (valued at the termination value thereof), (ix) any letters of credit issued for the account of the Company (other than standby letters of credit in the ordinary course of business consistent with past practice), and (x) any guaranties or arrangements having the economic effect of a guaranty by the Company of any indebtedness of any other Person.

“Company Intellectual Property” means the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property that is licensed to the Company by any third party.

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company, in whole or in part.

“Confidential Information” means information that has not been disclosed to the public or to the trade with respect to the Company or the Business or the Buyer or any of its Affiliates, or their respective present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information (including the revenues, costs or profits associated with any of products or services of the Company or the Business or the Buyer or any of its Affiliates), business plans, lease structures, projections, prospects, opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, any other confidential and proprietary information, and any other information not generally known outside the Company or the Business or the Buyer that may be of value to the Company or the Business or the Buyer, but excludes any information already properly in the public domain.  “Confidential Information” also includes confidential and proprietary information and trade secrets that third parties entrust to the Company or the Buyer or any of its Affiliates (or to the Seller in connection with the Business) in confidence.

“Contract” means any contract, plan, undertaking, arrangement, concession, understanding, agreement, agreement in principle, franchise, permit, instrument, license, lease, sublease, note, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.

“Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata or ambient air.

“Environmental Law” means any Law or Permit relating to the Environment, occupational health and safety, or exposure of Persons or property to Hazardous Materials, including any statute, regulation, administrative decision or order pertaining to: (A) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Hazardous Materials or documentation related to the foregoing; (B) air, water and noise pollution; (C) groundwater and soil contamination; (D) the Release into the Environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; (E) transfer of interests in, or control of, real property which may be contaminated; (F) community or worker right-to-know disclosures with respect to Hazardous Materials; (G) the protection of wild life, marine life and wetlands, and endangered and threatened species; (H) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (I) health and safety of employees and other Persons.

“Excluded Assets” means the following assets of the Seller: (i) all rights relating to refunds, recovery or recoupment of Taxes with respect to the Company or the Seller relating to all taxable periods ending before the Closing Date and an allocable portion thereof with respect to any Straddle Tax Periods; (ii) all insurance policies and insurance plans of Seller, assets of the foregoing, as well as all proceeds which may be payable thereunder; (iii) all Retained Plans and other benefit plans sponsored, maintained or contributed to by the Seller or any of its ERISA Affiliates, including for the benefit of employees of the Business, other than the Continuing Plans; (iv) all books and records relating to taxes, insurance policies, financial accounting or any other Excluded Asset, provided, that Seller shall grant to Buyer reasonable and timely access to all such books and records, including the right to take extracts therefrom and make copies thereof, to the extent that the books and records relate to the Business or Assets of the Company; (v) all Leases other than the Assumed Leases; and (vi) all right, title and interest in and to any trademark or trade name including the words “TEGNA” or “Gannett” or “Cofactor” or any logotype or variation thereof.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means a federal, state, local or foreign governmental or quasi-governmental entity or municipality or subdivision thereof or any authority, department, commission, board, bureau, agency, court, tribunal or instrumentality, or any applicable self-regulatory organization.

“Hazardous Material” means any substance that is subject to regulation under any Environmental Law, or has been defined or designated by any Governmental Authority or by any applicable Environmental Law to be radioactive, toxic, a pollutant or contaminant, hazardous or otherwise a danger to health or the environment, including PCBs, oil, petroleum and petroleum products (including fractions thereof), urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a solid or hazardous waste pursuant to the Resource Conservation and Recovery Act of 1976, as amended, or regulated under the Occupational Safety and Health Act, as amended, or the regulations promulgated pursuant to said Laws, or pursuant to analogous state Laws or regulations.

“Intellectual Property” shall mean the following subsisting throughout the world: (a) patents, patent applications, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations) (collectively, “Patent Rights”); (b) registered trademarks and service marks and logos, and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress (collectively, “Trademarks”), and all goodwill in the foregoing; (c) copyrights, designs, data and database rights and registrations and applications for registration thereof, including moral rights of authors; (d) mask works and registrations and applications for registration thereof and any other rights in semiconductor topologies under the laws of any jurisdiction; (e) inventions, invention disclosures, statutory invention registrations, trade secrets and confidential business information, know-how, manufacturing and product processes and techniques, research and development information, whether patentable or non-patentable, whether copyrightable or non-copyrightable and whether or not reduced to practice; (f) Internet domain names; (g) trade names, Business Names and doing business designations; and (h) other proprietary rights relating to any of the foregoing (including remedies against infringement thereof and rights of protection of interest therein under the laws of all jurisdictions).

“Intellectual Property Registrations” means issued patents, registered Trademarks, registered copyrights and designs, mask work registrations, Internet domain name registrations, and applications for each of the foregoing.

“IRS” means the Internal Revenue Service.

“Key Employees” means Mario Diez, Tonya Jones-Dandridge, Mitchell Kreuch, Hal Trencher and John Galvin.

“Knowledge of the Seller” means the actual knowledge of Mario Diez, Tonya Jones-Dandridge, Mitchell Kreuch, Hal Trencher or John Galvin, after due inquiry of Brad Bookler and Christina Westwood.

“Laws” means all laws, orders, judgments, rules, codes, statutes, regulations, requirements, variances, decrees, writs, injunctions, awards, rulings or ordinances of any Governmental Authority, including the common law.

“Lien” means any adverse claims, security, mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, assignment, deposit arrangement, conditional sale agreement, title retention agreement, lease, sublease, concession, claim, charge, easement, license, right-of-way, preference, preferential arrangement, priority, covenant, condition, restriction, option, warrant, attachment, title defect, adverse or equitable claim, or right of first refusal, preemption, conversion, put or call or encumbrance, whether written or oral, or any financing lease involving substantially the same economic effect as any of the foregoing.

“Losses” means all liabilities, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, Taxes, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including reasonable attorneys’ fees and disbursements of every kind, nature and description); provided, that “Losses” shall not include (A) consequential damages, (B) damages that arise solely from the special circumstances of the Buyer, (C) lost profits or lost business, to the extent constituting consequential damages (it being understood, however, that in the event any Person is required to pay any of such damages described in clauses (A), (B) or (C) to a third party, such payment shall be considered actual “Losses” with respect to such Person and shall not be limited by the foregoing).

“Material Adverse Effect” means any change, event or effect that, individually or taken together with all other such changes, events or effects that have occurred prior to the date of determination, have or reasonably would be expected to have a material adverse effect on the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company or the Business, in each case taken as a whole, but shall not include facts, circumstances, events or changes (a) generally affecting the business of providing rich media technologies that allow interactivity in online advertising in the United States which do not disproportionately impact the Business, (b) generally affecting the economy or the financial or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments or any outbreak or escalation of hostilities or acts of war or terrorism or other acts of God) or (c) resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the transactions contemplated hereby, including the effect of the announcement of the sale of the Company; (ii) any actions required or permitted or in any way resulting from this Agreement (including the termination by the Buyer of any employees after the Closing), (iii) changes in applicable Law (or interpretations thereof by any Governmental Authority) or accounting standards, or (iv) failure of the Company to meet any revenue or earnings projections.

“Permit” means any permit, license, franchise, security clearance, consent, contractual right and other authorization or approval of any Governmental Authority.

“Permitted Liens” means (a) statutory liens for Taxes that are not yet due and payable; (b) statutory liens to secure obligations to landlords, lessors or renters under Leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law; (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens arising in the ordinary course of business; (f) easements, rights of way, zoning ordinances and other similar encumbrances or imperfections of title, which are not individually or in the aggregate material in character, amount or extent, and which do not individually or in the aggregate materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby; (g) the In-Licenses and Out-Licenses; (h) any Lien satisfied in full and discharged as of the Closing, and (i) any Lien which was incurred in the ordinary course of business since the Balance Sheet Date and is immaterial in amount.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, trust, union, association, court, tribunal, agency, government, department, commission, self-regulatory organization, arbitrator, board, bureau, instrumentality, Governmental Authority or other entity, enterprise, authority or business organization.

“Personal Data” means (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or customer or account number; (b) any information that would qualify as “personally identifying information” under the Federal Trade Commission Act, as amended; (c) any information that would qualify as “personal information” under the Children’s Online Privacy Protection Act of 1998, as amended, or any rule promulgated pursuant thereto; (d) any information that would qualify as “customer proprietary network information” under Section 222 of the Telecommunications Act of 1996; or (e) any other piece of information that allows the identification of such natural person.

“Personal Property” means equipment, furniture, furnishings, office equipment, computer hardware and software, machinery, motorized and non-motorized equipment and vehicles, tools, molds, tooling, dies, spare parts, castings, forklifts, fixtures (including test fixtures), promotional and advertising materials (including all catalogs, brochures, videos, plans, manuals, handbooks and equipment), website content, leasehold and other improvements and all other tangible personal property.

“Privacy Codes” means the following advertising industry self-regulatory codes, principles, frameworks, best practice recommendations, and guidance documents, and any amendments, supplements or updates thereto: (a) the Self-Regulatory Code of Conduct, Mobile Application Code, and Health Transparency Guidance promulgated by the Network Advertising Initiative; (b) the Self-Regulatory Principles for Online Behavioral Advertising and the Self-Regulatory Principles for Multi-Site Data, including the Guidance for the Application of Self-Regulatory Principles to the Mobile Environment, promulgated by the Digital Advertising Alliance; (c) the Best Practice Recommendation on Online Behavioural Advertising promulgated by the European Advertising Standards Alliance; (d) the EU Framework for Online Behavioural Advertising promulgated by the Interactive Advertising Bureau Europe; and (e) the self-certification criteria for signatories of the IAB Europe OBA Framework promulgated by the European Interactive Digital Advertising Alliance.

“Real Property” means all interests in real property, including fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access and rights of way, and all buildings and other improvements thereon, owned, leased, licensed or used by the Seller, together with any additions thereto or replacements thereof.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Materials).

“Retention Bonuses” means, collectively, the retention bonuses described in: (a) that certain letter agreement, dated September 25, 2015, by and between Seller and Mario Diez; (b) that certain letter agreement, dated September 25, 2015, by and between Seller and Tonya Jones-Dandridge; (c) that certain letter agreement, dated October 5, 2015, by and between Seller and Mitchell Kreuch; (d) that certain letter agreement, dated October 5, 2015, by and between Seller and John Galvin; and (e) that certain letter agreement, dated October 5, 2015, by and between Seller and Hal Trencher.

“Rovion” means Rovion, LLC, a Delaware limited liability company and wholly-owned subsidiary of Point Roll.

“ShopLocal” means ShopLocal, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Seller.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Taxes” means any taxes, charges, fees, duties, levies or other assessments, including income, gross receipts, net proceeds, ad valorem, real and personal property (tangible and intangible), sales, use, franchise, user, transfer, fuel, excess profits, occupational, employees’ income withholding, unemployment and social security taxes, that are imposed by any Governmental Authority, and any interest and penalties required to be paid in connection therewith.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (including income, property, sales, use, franchise, withholding, social security, and unemployment Tax returns) filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Taxes by any Person.

“Transaction Documents” means the Schedules to this Agreement, the Transition Services Agreement and each certificate executed and delivered by Seller, Point Roll or the Buyer pursuant to this Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 and any equivalent state or local Law.

Section 8.15                      Parent Guarantee.

Parent hereby guarantees to Seller, as a primary obligor, payment and performance by Buyer of its obligations under this Agreement and under each of the other Transaction Documents to which Buyer is a party (including without limitation, all amendments hereof and thereof), in each case, subject to the terms, conditions and limitations hereof and thereof.  Parent hereby waives suretyship defenses, demand, payment, protest and notice of dishonor or nonperformance of any such obligations (other than any copies of notices required to be delivered under this Agreement to Parent), and no consent of Parent shall be required with respect to any amendment or waiver of this Agreement (other than this Section 8.15) that is effected in accordance with this Agreement.  The liability of Parent under this Agreement by reason of this Section 8.15 is primary, and the Seller shall not be required to make any demand on Buyer for performance of any of its obligations under this Agreement, nor to exhaust any legal, contractual or equitable remedies against Buyer, prior to proceeding against Parent.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

SIZMEK TECHNOLOGIES, INC. By: /s/ Neil H. Nguyen Name: Neil H. Nguyen Title: President

PARENT:

SIZMEK INC. By: /s/ Neil H. Nguyen Name: Neil H. Nguyen Title: Chief Executive Officer

SELLER:

TEGNA INC. By: /s/ Tom R. Cox Name: Tom R. Cox Title: Vice President / Corporate Development

[Securities Purchase Agreement – Signature Page]